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                                                                   EXHIBIT 10.58
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                            ASSET PURCHASE AGREEMENT
                                      AMONG
                                 ISDI.NET, LLC,
                          THE MEMBERS OF ISDI.NET, LLC
                                       AND
                  FIDELITY NATIONAL INFORMATION SOLUTIONS, INC.









                          Dated as of November 2, 2001

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                            ASSET PURCHASE AGREEMENT

        This Asset Purchase Agreement is entered into as of November 2, 2001, among ISDI.Net, LLC, a Hawaii limited liability company (the "Company"); the members of ISDI.Net, LLC set forth on the signature page of this Agreement (collectively, "Members"), and Fidelity National Information Solutions, Inc., a Delaware corporation ("Buyer").

                                R E C I T A L S:

        A. Company is engaged in the business of providing certain technology products and services, including, without limitation, (i) outsourcing services for the housing, maintenance and operation of a customer's data center operations, and (ii) the development, marketing and sale of certain e-commerce and software products, including PRISMS/IOS, eWebDesk, ValueYourHome and eWebPhone (the "Business").

        B. Members collectively own 4,000,000 Class A membership interests of Company (the "Units"), which represents one hundred percent (100%) of the issued and outstanding ownership interests in Company.

        C. Pursuant to the terms and conditions of this Agreement, Buyer wishes to acquire from Company, and Company wishes to sell, assign and transfer to Buyer, substantially all of Company's tangible and intangible assets, including cash, intellectual property and goodwill, all for the purchase price and upon the terms and conditions hereinafter set forth.

        D. Company and Members desire to provide certain representations and warranties hereunder.

                                A G R E E M E N T

        NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the receipt and sufficiency of which hereby are acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

        Section 1.1     Definition of Certain Terms. The terms defined in this
Section 1.1, whenever used in this Agreement, shall have the respective meanings indicated below for all purposes of this Agreement. Such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

        "Accounts Receivable": has the meaning set forth in Section 2.1(a).

        "Additional Demand Note": has the meaning set forth in Section 3.2(a).

        "Adjusted Cash Consideration": has the meaning set forth in Section 3.2(a).

        "Adjusted Tangible Net Worth": has the meaning set forth in Section 3.6.



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        "Affiliate": of a specified Person means, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person or a member of such specified Person's immediate family. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

        "Agreement": means this Asset Purchase Agreement (including all Schedules and Exhibits attached hereto), as the same from time to time may be amended, supplemented or waived.

        "Annual Determination": has the meaning set forth in Section 3.3.

        "Assets": has the meaning set forth in Section 2.1.

        "Assumed Liabilities": has the meaning set forth in Section 3.4.

        "Books and Records": means all books and records, including manuals, price lists, mailing lists, lists of customers, sales and promotional materials, purchasing materials, personnel records, accounting records, tax records and litigation files (regardless of the media in which stored), in each case primarily related to or primarily used in the Business and related to the Assets

        "Bridge Loan": means that certain Bridge Loan executed concurrently with this Agreement, pursuant to which Buyer shall extend to Company up to $350,000 for certain specified working capital purposes during the period commencing under the date of this Agreement and terminating on the earlier of December 31, 2001 or the Closing Date.

        "Business Day": means any day other than a Sunday, a Saturday, or any other day on which banks in the State of California are required or authorized to be closed.

        "Business Operating Profit": has the meaning set forth in Section 3.7.

        "Buyer": has the meaning set forth at the head of this Agreement.

        "Buyer Indemnitees": has the meaning set forth in Section 9.1.

        "Cash": means any and all cash and cash equivalents and similar type investments, such as certificates of deposit, treasury bills and other marketable securities.

        "Cash Consideration": has the meaning set forth in Section 2.2(a).

        "Charter Documents": has the meaning set forth in Section 4.1.

        "Closing": has the meaning set forth in Section 3.1.

        "Closing Date": has the meaning set forth in Section 3.1.

        "COBRA": has the meaning set forth in Section 4.20(a)(ii).

        "Code": means the Internal Revenue Code of 1986, as amended or any successor law, and the rules and regulations promulgated thereunder.



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        "Commitment": means any contract, agreement, lease, promissory note or other evidence of indebtedness, security agreement, deed of trust, commitment, employee benefit or retirement scheme or other arrangement, whether written or oral.

        "Company": has the meaning set forth at the head of this Agreement.

        "Company Note Obligations": means all obligations of Company under (i) that certain Promissory Note dated April 25, 2001, in favor of Michael Sklarz in the principal amount of $100,000, (ii) that certain Promissory Note dated June 1, 2001, in favor of John R. Willey, Jr. in the principal amount of $75,000,
(iii) that certain Promissory Note dated March 30, 2001, in favor of Pickford Realty, Ltd. in the principal amount of $88,000, (iv) that certain Promissory Note dated April 30, 2001, in favor of Pickford Realty, Ltd. in the principal amount of $80,000, (v) that certain Promissory Note dated July 9, 2001, in favor of Pickford Realty, Ltd. in the principal amount of $38,500, (vi) that certain Promissory Note dated July 30,2001, in favor of Pickford Realty, Ltd. in the principal amount of $150,000, and (vii) that certain inter-company obligation owed ISDI Technologies, Inc. in the amount of $131,200.

        "Competitive Products and Services": has the meaning set forth in
Section 6.1(h).

        "Confidential IP Information": has the meaning set forth in Section 4.9(l).

        "Confidentiality Agreement": means that certain Mutual Confidentiality and Non-Disclosure Agreement executed by Company and Buyer on August __, 2001.

        "Consent": means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, exemption or order of, registration, certificate, declaration or filing with, or report or notice to, any Person, including any Governmental Authority.

        "Contracts": has the meaning set forth in Section 4.7.

        "Convertible Note": means the Convertible Promissory Note delivered by Company to Buyer, dated August 3, 2001, in the principal amount of $500,000.

        "Demand Note": means the Promissory Note delivered by Company to Buyer, dated October 12, 2001, in the principal amount of $95,000.

        "Disclosing Party": has the meaning set forth in Section 6.1(j).

        "Division": has the meaning set forth in Section 3.3.

        "Earn-Out Consideration": has the meaning set forth in Section 2.2(b).

        "Employment Agreements": means the employment agreement to be entered into between Company and Jack Willey, Jr., in the form attached hereto as Exhibit A.

        "ERISA": means the Employee Retirement Income Security Act of 1974, as amended or any successor law, and the rules and regulations promulgated thereunder.

        "Employee Benefit Plan": has the meaning set forth in Section 4.20(a).

        "Environmental Laws": means any and all Laws relating to the protection of the environment, to human health and safety, or to any emission, discharge, generation, processing, storage, holding,



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abatement, existence, Release, threatened Release, arranging for the disposal or transportation of any Hazardous Material.

        "Environmental Liabilities and Costs": means any and all Losses imposed by, under or pursuant to Environmental Laws, based on, arising out of or otherwise in respect of (i) the ownership or operation of the Business or any real property owned, leased or operated by Company or its Subsidiaries, or (ii) the environmental conditions existing on the Closing Date on, under, above, or about any real property owned, leased or operated by Company or the Business.

        "Excluded Assets": has the meaning set forth in Section 2.2.

        "Excluded Data": means (i) all client and sales data owned by Company's customers, including, without limitation, Pickford Realty, Ltd. and its Affiliates, and (ii) all data provided Company under the DataQuick Agreement, that is maintained by Company in its applications database.

        "Excluded Liabilities": has the meaning set forth in Section 3.5.

        "Expiration Date": has the meaning set forth in Section 9.4.

        "FF&E": has the meaning set forth in Section 2.1(b).

        "FNIS Common Stock": means the Common Stock of Buyer.

        "GAAP": means United States generally accepted accounting principles as in effect from time to time.

        "Governmental Approval": means any Consent of, with or to any Governmental Authority.

        "Governmental Authority": means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government (including any government authority, agency, department, board, commission or instrumentality of the United States, any State of the United States or any political subdivision thereof, or any tribunal or arbitrator(s) of competent jurisdiction, or any self-regulatory organization.

        "Hazardous Material": has the meaning set forth in Section 4.19(c).

        "Indemnified Party": has the meaning set forth in Section 9.3(a).

        "Indemnifying Party": has the meaning set forth in Section 9.3(a).

        "Independent Accounting Firm": shall mean one of the five largest United States accounting firms in terms of gross revenues mutually acceptable to Buyer and Company, which accounting firm shall not have performed substantial accounting services for either Buyer or Company during the 1 year period preceding the Closing Date.

        "Intellectual Property": has the meaning set forth in Section 4.9(m).

        "Knowledge": A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a member, manager, director, officer, partner, executor, or trustee of such Person (or a Person acting in any similar capacity) has, or at any time had, actual knowledge of such fact or other matter, or should have



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had actual knowledge thereof given such individual's office and industry standards. With respect to an individual, an individual will be deemed to have "Knowledge" of a particular fact or other matter if such individual has, or at any time had, actual knowledge of such fact or other matter, or should have had actual knowledge thereof following due inquiry.

        "Laws": has the meaning set forth in Section 4.4(a).

        "Lien": means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement or similar document under the Uniform Commercial Code or similar law of any jurisdiction and including any lien or charge arising by statute or other law.

        "Logo": means any symbol or logo incorporating a Name.

        "Losses": has the meaning set forth in Section 9.1.

        "Material Adverse Effect": means, with respect to any specified Person, a fact, event or circumstance which has had or could reasonably be expected to have a material adverse effect on (i) the assets, business, liabilities, prospects, operations or condition (financial or otherwise) of such Person; or
(ii) the ability of such Person to continue to operate its business as presently conducted.

        "Members": has the meaning set forth at the head of this Agreement.

        "Members' Agent": shall have the meaning set forth in Article X.

        "Name": means any name, mark, trade name, trademark, service name or service mark.

        "Option Agreement": means that certain Option Agreement executed concurrently herewith providing Buyer with the right to acquire certain source code and other assets of Company for the amount of the debt owed Buyer under the Bridge Loan, the Convertible Note and the Demand Note in the event the Bridge Loan, the Demand Note and the Convertible Note are not satisfied in full upon a termination of this Agreement.

        "Other Inventories": has the meaning set forth in Section 2.1(c).

        "Per Share Value": means, on any date on which the Per Share Value is to be determined, the average of the closing prices of the FNIS Common Stock on the NASDAQ for the 20 trading days ending 2 trading days preceding the date of determination.

        "Person": means any natural person, corporation, partnership, limited liability company, proprietorship, association, trust, joint venture or other legal entity, including any governmental authority, body or agency.

        "Pickford Contribution": means all cash advances made by Pickford Realty, Ltd. under that certain Line of Credit dated November 30, 2000, in favor of the Company in an aggregate principal amount not to exceed $600,000.

        "Pre-Tax Profit": has the meaning set forth in Section 3.3.

        "Premises": has the meaning set forth in Section 4.19(a).



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

        "Purchase Price": has the meaning set forth in Section 3.2.

        "Release": means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, transporting, placing and the like, including the moving of any materials through, into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

        "Relief": has the meaning set forth in Section 4.8.

        "SEC": means the United States Securities and Exchange Commission.

        "Securities": has the meaning set forth in Section 2.7.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Stock Consideration":  has the meaning set forth in Section 2.2(a).

        "Subsidiaries": means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50 percent of the outstanding voting stock or other equity interests.

        "Tangible Net Worth Statement": has the meaning set forth in Section
3.6.

        "Taxes": has the meaning set forth in Section 4.8.

        "Tax Returns": has the meaning set forth in Section 4.8.

        "Technology": has the meaning set forth in Section 4.9(m).

        "Transaction": has the meaning set forth in Section 6.1(k).

        "Transaction Documents": means this Agreement and the Employment Agreements.

        "Transferred Employees": has the meaning set forth in Section 6.2(f).

        "Units": has the meaning set forth in the recitals of this Agreement.

        "Year 2000": has the meaning set forth in Section 4.13.



                                   ARTICLE II
                           PURCHASE AND SALE OF ASSETS

        Section 2.1 Assets. On the terms and subject to the conditions of this Agreement, and on the basis of and in reliance upon the covenants, agreements, representations and warranties set forth herein, at the Closing, Company shall sell, transfer, set over, convey, assign and deliver to Buyer free and clear of any and all Liens, and Buyer shall purchase and acquire from Company, all right title and interest of Company in and to all of Company's assets and rights relating to the Business other than the Excluded Assets, as the same may exist on the Closing Date (collectively, the "Assets"), including, without limitation, the following assets and rights:



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        (a) All accounts receivable, notes and drafts owing to Company relating to the conduct of the Business that arise on or after October 15, 2001 ("Accounts Receivable");

        (b) All furniture, fixtures, machinery, equipment and other tangible personal property (including work stations and data processing equipment) relating to or used in the Business (collectively, the "FF&E");

        (c) All inventories of office and other supplies, spare parts and replacement and component parts, whether on hand, in-transit or on order (collectively, the "Other Inventories");

        (d) All rights in Intellectual Property used in the Business and the goodwill represented thereby and pertaining thereto;

        (e) All rights under the Contracts listed on Schedule 2.1(a), including, without limitation, the Outsource Agreements described in Section 7.2(n) below, and no other agreement, Contract or Commitment (including without limitation, the Prime License Agreement, the EULAs and the DataQuick Agreement described in Sections 7.2(o) and (p) below);

        (f) All Books and Records, except as provided in Section 2.2(iv);

        (g) All Governmental Approvals, including all applications therefore, to the extent transferable;

        (h) All rights to causes of action, lawsuits, claims and demands of any nature available to or being pursued by Company with respect to the Assets or the Business;

        (i) All guarantees, warranties, indemnities and similar rights in favor of Company with respect to the Assets or the Business;

        (j) All computer hardware and software used in the Business, including all rights under licenses and other instruments or agreements relating thereto: and

        (k) All Cash of Company (including remaining Cash provided under the Bridge Loan, the Demand Note, the Additional Demand Note and the Convertible
Note).

        Section 2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 above, the Assets purchased by Buyer hereunder shall not include (i) Company's Name and Logo, (ii) the Prime License Agreement, the EULAs and the DataQuick Agreement described in Sections 7.2(o) and (p) below, (iii) all assets of any Company Employee Benefit Plan, (iv) all Books and Records that relate solely to Company's limited liability company records, such as minute books, seals and similar items that relate to the Excluded Assets, such as Tax Returns and financial statements, (v) the Excluded Data (collectively, the "Excluded Assets"), and (vi) all Accounts Receivable that arose prior to October 15, 2001.

                                   ARTICLE III
                                     CLOSING

        Section 3.1 Closing Place and Date. Subject to the fulfillment of the conditions specified in Article VII, any or all of which may be waived by the respective party or parties whose performance is conditioned upon satisfaction of such conditions, the purchase and sale of the Assets shall be consummated at a closing (the "Closing") to be held at the offices of Buyer located at 4050 Calle Real, Suite 200, Santa Barbara, California, on or around January 2, 2002, at 10:00 a.m., or on or at such other



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date, time or location as Buyer, Company and Members shall mutually agree (such date and time being herein referred to as the "Closing Date").

        Section 3.2 Purchase Price. In full consideration for the purchase of the Assets, Buyer shall pay the purchase price ("Purchase Price") to Company in components in the manner set forth below:

        (a) Closing Consideration. On the Closing Date, Buyer shall (i) issue to Company 275,000 shares of FNIS Common Stock (the "Stock Consideration"); and (ii) pay to Company cash in the amount of One Million One Hundred Thousand Dollars ($1,100,000) (the "Cash Consideration"), subject to adjustment as set forth below. The Stock Consideration shall be delivered to Company on or promptly following the Closing Date in the form of a stock certificate of FNIS Common Stock, duly issued in the name of Company and bearing the appropriate restrictive legends as described in Section 3.8. The Cash Consideration or the Adjusted Cash Consideration, as applicable, shall be sent by wire transfer to a trust account designated and administered by Allen H. Sakai, Esq., counsel for Company, who shall certify to Buyer in writing on or prior to the Closing (the "Certification") that he has the authority to and will receive and distribute the Cash Consideration or the Adjusted Cash Consideration, as applicable, from such trust account as follows: (i) first, to satisfy all Excluded Liabilities (other than the Company Note Obligations), in the amount and in the manner (including payment terms) agreed to by Company and each such creditor, including, without limitation, DataQuick, (ii) second, subject to the retention of a reasonable reserve for the Excluded Liabilities in accordance with the above, to satisfy the Company Note Obligations, and (iii) the balance, if any, to Company. Notwithstanding anything to the contrary above, if all of the conditions to the Closing set forth in Section 7.1 and Section 7.2 have been satisfied or otherwise waived by Buyer prior to January 2, 2002, then Buyer shall, within 3 business days, loan Company $356,500 (the "Additional Demand Note") on terms substantially similar to those set forth in the Demand Note. The proceeds from the Additional Demand Note shall be used to repay amounts outstanding under the various Pickford Realty Company Note Obligations. The Cash Consideration shall be reduced dollar for dollar by the amount advanced by Buyer under the Additional Demand Note (as adjusted, the "Adjusted Cash Consideration"). Buyer may, in its reasonable discretion, reduce the amount of Stock Consideration and increase the Adjusted Cash Consideration by a corresponding amount to ensure that the Adjusted Cash Consideration is reasonably adequate to satisfy all Excluded Liabilities (other than the Company Note Obligations).

        (b) Earn-Out Consideration. Following the Closing Date, the Company shall have the right to earn additional consideration (the "Earn-Out Consideration") as follows:

                (i) A sum equal to 15 percent of Pre-Tax Profit (as hereinafter defined) for the calendar year 2002, as finally determined in accordance with Section 3.3, payable within 30 days after such determination shall have become binding on the parties as provided in Section 3.3;

                (ii) A sum equal to 15 percent of Pre-Tax Profit for the calendar year 2003, as finally determined in accordance with Section 3.3, payable within 30 days after such determination shall have become binding on the parties as provided in Section 3.3; and

                (iii) A sum equal to 15 percent of Pre-Tax Profit for the calendar year 2004, as finally determined in accordance with Section 3.3, payable within 30 days after such determination shall have become binding on the parties as provided in Section 3.3.

Buyer may, in its sole discretion, pay all or any portion of the Earn-Out Consideration to Company either (a) in cash, or (b) in a number of shares of FNIS Common Stock derived by dividing (i) the amount of the Earn-Out Consideration in question, by (ii) the Per Share Value for December 31 of the calendar year for which such Annual Determination (as defined below) relates. Subject to the other terms and conditions of


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this Agreement, including, without limitation, Article IX, Members shall not be liable to Buyer to the extent the Pre-Tax Profit for any of the periods set forth in Sections 3.2(b)(i) through (iii) above is less than $0.00.

Notwithstanding anything to the contrary in this Agreement, Buyer may sell all or substantially all of the Assets comprising the following business units of the Division: PRISMS/IOS, eWebDesk, ValueYourHome and/or eWebPhone (each an "Existing Business Unit" and, collectively, the "Existing Business Units"). In the event of a sale of one or more of the Business Units, Company shall be entitled to 15 percent of the difference between (a) the aggregate cash and non-cash consideration paid to Buyer for the Business Unit, less (b) the amount of the Purchase Price allocated to such Business Unit in accordance with Section
3.7 below. In addition, Buyer may sell all or substantially all of the assets comprising the future products developed from the Assets by the Transferred Employees and/or other future employees working for the Division (each a "Future Business Unit" and, collectively, the "Future Business Units"). In the event of a sale of one or more of the Future Business Units, Company shall be entitled to 15 percent of the profits from the sale of each such Future Business Unit determined in accordance with GAAP.

        Section 3.3 Determination of Earn Out Consideration. For each calendar year during the period commencing January 1, 2002 through December 31, 2004, Buyer shall prepare a report containing a balance sheet and a related statement of income of the division of Buyer or any of its Subsidiaries comprised solely of the Assets, but specifically including any Future Business Units (the "Division"), for the calendar year or period then ended, prepared in accordance with GAAP, together with a statement based upon such report and stating that it was prepared in accordance with this Agreement and setting forth for the calendar year or period under examination and the calculation of the Pre-Tax Profit (as hereinafter defined) for such calendar year (such yearly statement of Buyer is hereinafter referred to as the "Annual Determination"). A copy of each such Annual Determination shall be delivered to Company not later than 120 days after the end of the calendar year or period to which such Annual Determination relates.

For purposes of this Agreement, "Pre-Tax Profit" shall mean the operating profit generated by the Division for the relevant period, as calculated on an accrual basis and in accordance with GAAP, but before all provisions for federal, state and local taxes, and any non-operating items which would include interest expense and or interest income for such period. For purposes of determining Pre-Tax Profit, the following shall be taken into account:

                (i) Pre-Tax Profit shall be based upon the net income (loss) from the operations of the Division, as adjusted, after deduction for all expenses and charges of the Division (including without limitation, any incentive compensation, profit sharing and bonus expense);

                (ii) no income or expense shall be included in respect of any extraordinary gains or losses (such as from the sale of real property, securities or fixed assets); provided, however, that in no case shall the write-off of bad debts be deemed an extraordinary loss;

                (iii) commercially reasonable, justifiable and standard allocations for costs and expenses related to management, payroll, employee benefits, accounting and legal services and the Employment Agreements which directly relate to the Division and are charged by Buyer or any of its Affiliates to the Division shall be treated as an expense;

                (iv) interest and investment expense shall be excluded as an expense and interest and investment income shall be excluded from income;



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                (v)     any write-off or amortization or depreciation of
goodwill or other intangible assets or other charges and expenses arising out of the purchase of the Assets hereunder shall not be treated as an expense;

                (vi) any Losses of the Buyer Indemnitees which give rise to an indemnity payment pursuant to the indemnification provisions of Section 8 below and which are assumed and paid by Company and/or Members shall not be treated as an expense, and there shall be excluded from income any amount received by the Buyer Indemnitees pursuant thereto; and

                (vii) the fees and expenses of Buyer in preparing each Annual Determination referred to in this Section 3.3 shall be paid by Buyer and such costs shall not be included as an expense.

If Company does not agree that any Annual Determination correctly states Pre-Tax Profit for the year under examination, Company shall promptly (but not later than 30 days after the delivery of such Annual Determination) give written notice to Buyer of any exceptions thereto (in reasonable detail describing the nature of the disagreement asserted). If Buyer and Company reconcile their differences, the Annual Determination shall be adjusted accordingly and shall thereupon become final and conclusive upon all of the parties hereto. If Buyer and Company are unable to reconcile their differences in writing within 30 days after written notice of exceptions is delivered by Members, the items in dispute shall be submitted to the Independent Accounting Firm for final determination, and the Annual Determination shall be deemed adjusted in accordance with the determination of the Independent Accounting Firm and shall become binding, final and conclusive upon all of the parties hereto. The Independent Accounting Firm shall consider only the items in dispute and shall be instructed to act within 30 days (or such longer period as Buyer and Members may agree) to resolve all items in dispute. If Company does not give notice of any exception within 30 days after the delivery of an Annual Determination or if Company gives written notification of its acceptance of an Annual Determination prior to the end of such 30 day period, such Annual Determination shall thereupon become binding, final and conclusive upon all the parties hereto.

The Independent Accounting Firm shall determine the party (i.e., Buyer or Company, as the case may be) whose asserted position as to the amount of Pre-Tax Profit, for the calendar year under examination by the Independent Accounting Firm, is furthest from the determination of Pre-Tax Profit, by the Independent Accounting Firm, which non-prevailing party shall pay the reasonable fees and expenses of the Independent Accounting Firm.

In the event the Independent Accounting Firm is for any reason unable or unwilling to perform the services required of them under this Section 3.3, then Buyer and Company agree to select another accounting firm from among the five largest accounting firms in the United States in terms of gross revenues to perform the services to be performed under this Section 3.3 by the Independent Accounting Firm. For purposes of this Section 3.3, the term "Independent Accounting Firm" shall include such other accounting firm chosen in accordance with this clause.

Each of Buyer and Company shall be responsible for its or their costs and expenses in respect of any and all accounting and related reviews it or they may conduct in connection with this Section 3.3.

        Section 3.4 Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing, Buyer shall assume and agree to pay, honor and discharge when due the following obligations of Company (collectively, the "Assumed Liabilities"):

        (a) the trade accounts payable obligations of Company pre-approved by Buyer and incurred by Company in the ordinary course of business consistent with past practice during the period commencing on the date of this Agreement and continuing through the Closing Date. The aggregate amount of trade



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accounts payable assumed by Buyer shall be listed on Schedule 3.4(a) and delivered to Buyer immediately prior to Closing;

        (b) all liabilities and obligations of Company arising under the Bridge Loan, the Demand Note, the Additional Demand Note and the Convertible Note, except for any liabilities resulting from a breach thereof by Company;

        (c) all liabilities and obligations of Company arising on and after the Closing Date under the Sublease between ISDI Technologies, Inc. and Company, with respect to Company's principal office space located at 1600 Kapiolani Blvd, Honolulu, Hawaii 96814; and

        (d) all liabilities and obligations of Company arising on and after the Closing Date under the Contracts listed on Schedule 2.1(a).

        Section 3.5 Excluded Liabilities. Other than the Assumed Liabilities, Buyer shall not be responsible for any other debts, claims, commitments, liabilities or obligations of Company, its Subsidiaries or the Business (collectively, the "Excluded Liabilities"). Without limiting the generality of the foregoing and notwithstanding anything herein that may be to the contrary, Excluded Liabilities include any and all debts, claims, commitments, liabilities or obligations of Company, its Subsidiaries or the Business relating to or arising out of any of the following:

        (a) All trade accounts payable not expressly assumed by Buyer in accordance with Section 3.4(a) above;

        (b) any indebtedness for borrowed money (including, without limitation, the Company Note Obligations) or any guarantees or similar obligations in respect of any indebtedness for borrowed money other than as expressly set forth in Section 3.4(b);

        (c) any liability, obligation or commitment relating to or arising out of any Employee Benefit Plan, including any sponsorship, administration or contribution obligation of any Person under any Employee Benefit Plan or termination of any Employee Benefit Plan, or (ii) the employment or the termination of employment by Company, prior to or following the Closing Date, of any employee of Company;

        (d) any cause of action or judicial or administrative action, suit, proceeding or investigation, pending or threatened in writing as of the Closing Date, relating to periods on or prior to the Closing Date;

        (e) any failure or alleged failure by Company or any Member to comply with, or any violation or alleged violation of, (i) any Law or Governmental Approval applicable to the Business or the Assets, or (ii) any Contract, which occurred or was alleged to have occurred prior to the Closing Date;

        (f) any infringement or alleged infringement of the rights of any other Person arising out of the use of any Intellectual Property in connection with the Business prior to the Closing Date;

        (g) any and all contingent liabilities arising out of the Business on or prior to the Closing Date; and any and all liabilities accruable under GAAP for the Business as of the Closing Date;

        (h) any liability for any Taxes imposed on Company or attributable to Company or imposed or attributable to the Business on or before the Closing Date;

        (i)     any of the Excluded Assets;

        (j) all Environmental Liabilities and Costs (whether or not currently known, discoverable or regulated by applicable Law) arising from, relating to, in respect of or incurred in connection with conditions existing or events occurring prior to the Closing Date;

        (k) any claim, litigation, action or proceeding, whether or not pending or threatened, whether known or unknown, relating to the Business or the Assets and arising prior to the Closing;

        (l) any liability, obligation or commitment relating to or arising out any Contract or Commitment not expressly assumed by Buyer pursuant to
Section 2.1(e) above, including, without limitation, the Prime License Agreement, the EULAs and the DataQuick Agreement described in Sections 7.2(o) and (p) below; or

        (m)     the Pickford Contribution.

        Section 3.6 Access to Books and Records. During the periods in which (i) the Annual Determination and/or the Tangible Net Worth Statement is being prepared, or (ii) any dispute remains under any such statement, Buyer and Company shall provide each other, including their authorized agents and representatives, with reasonable access, during normal business hours and without disruption to their normal business, to their respective books, records, facilities, employees, accountants, counsel or other representatives pertaining to Company and the transactions contemplated hereby to the extent affecting Company, including any consolidated or combined returns, schedules, consolidated or combined work papers and other related documents, and each party shall promptly provide to the other copies of all books, records, contracts, reports and other information which a party may reasonably request; provided, however, that with respect to consolidated, combined, unitary or similar consolidated returns, the parties shall only have access to portions of the other party's Tax Returns relevant to Company.

        Section 3.7 Allocation of Purchase Price. The parties agree to allocate the Purchase Price among the Assets in accordance with Section 1060 of the Code as mutually agreed to by the parties within 180 days following the Closing Date; provided that the FF&E, the Other Inventories included in the Assets shall be allocated an amount equal to Company's net book value for such Assets. The parties agree that the allocation shall be based upon the Tangible Net Worth Statement, with the balance of the Purchase Price allocated to good will. All such mutually agreed to allocations shall be used by each party in preparing any filings required pursuant to Section 1060 of the Code or any similar provisions of state or local law and all relevant income and franchise tax returns. Neither Buyer nor Company will take any position before any taxing authority or in any judicial proceeding that is inconsistent with such mutually agreed to allocations without the prior consent of the other party. The parties shall in good faith exercise reasonable efforts to support such reported allocations in any audit proceedings initiated by any taxing authority. In connection with the above, the parties agree that, for purposes of the last paragraph of Section 3.2 only, the allocation of the Purchase Price among the Business Units shall be as follows: (a) 35 percent to PRISMS/IOS, (b) 7.5 percent to eWebDesk, (c) 15 percent to ValueYourHome, and (d) 7.5 percent to eWebPhone.

        Section 3.8 Restricted Stock and Legend. The shares of FNIS Common Stock issued by Buyer as Stock Consideration (collectively, the "Securities") will be "restricted stock", and will not be registered or listed for public trading. Each certificate evidencing any Security will bear the following legend:

        "The securities evidenced by this certificate have not been registered under the Securities Act of 1933 or the securities laws of the various states and have been taken for investment purposes only and not with a view to the distribution thereof, and such securities may not be sold or transferred unless there is an effective registration statement under such Act covering such securities and compliance with applicable state securities laws or the issuer receives an opinion of counsel (which may be counsel for the issuer) reasonably acceptable to the issuer stating that such sale or transfer is exempt from the registration and prospectus delivery requirements of such Act and from similar requirements of applicable state securities laws."

The certificates representing the Securities, and each certificate issued in transfer thereof, will also bear any legend required under any applicable state securities law. Buyer shall have the right to make a notation on its records or give instructions to any transfer agent of the Securities in order to implement the restrictions on transfer of the Securities described in this Section 3.8.

        Section 3.9 Deliveries of Company and Members. At the Closing, in addition to the other actions contemplated elsewhere herein, Company and/or Members shall deliver to Buyer all the agreements, documents and instruments required to be delivered by Company and/or Members under Section 7.2.

        Section 3.10 Deliveries of Buyer. At the Closing, Buyer shall (i) deliver to Company all the agreements, documents and instruments required to be delivered by Buyer under Section 7.3, (ii) pay to Company the Cash Consideration or the Adjusted Cash Consideration, as applicable, and (iii) issue to Company the Stock Consideration. At or as soon as reasonably practicable following the Closing, Buyer shall deliver to Members the certificates representing the Securities comprising the Stock Consideration.

                                   ARTICLE IV
              REPRESENTATIONS AND WARRANTIES OF COMPANY AND MEMBERS

        Subject to the penultimate exclusions of the last paragraph of Section
9.1 related to Pickford Realty, Ltd., each of Company and Members, jointly and severally, represent and warrant to Buyer as of the date hereof and as of the Closing Date as follows:

        Section 4.1 Organization, Standing, etc. Company and its Subsidiaries are limited liability companies duly organized, validly existing and in good standing under the laws of the State of Hawaii and have all requisite power and authority to carry on their respective businesses, to own, lease, operate and hold their respective properties and assets, to enter into the Transaction Documents and to carry out the provisions hereof. The copies of the Articles of Organization, the Operating Agreement and all other documents relating to the formation of Company and its Subsidiaries (the "Charter Documents") which have been delivered to Buyer prior to the execution of this Agreement are true and complete and have not been amended or repealed. Except as set forth on Schedule 4.1(a), Company and its Subsidiaries do not directly or indirectly have (or possess any options or other rights to acquire), nor have they ever had, any direct or indirect ownership interests in any Person. Company and its Subsidiaries do not carry on any activities (including maintaining employees) or hold any property in any jurisdiction other than as listed on
Schedule 4.1(b) and, except as indicated on Schedule 4.1(b), are qualified to do business and in good standing in each jurisdiction which would require Company and its Subsidiaries to qualify as a foreign entity in such jurisdiction and in which the failure to so qualify would have a Material Adverse Effect on Company or its Subsidiaries. No other Person has any ownership interest in the Subsidiaries other than Company.

        Section 4.2 Capitalization. The authorized capitalization of Company consists solely of 9,565,000 Class A membership interests and 435,000 Class B distributional interests, of which the Units are the only units that are issued and outstanding. There are no ownership interests (equity or otherwise), rights, privileges or other interests in the Company that are issued and outstanding other than as represented by, or included in the ownership of, the Units. The Units are duly authorized, validly issued, fully paid and non-assessable and were issued in compliance with all federal and state securities laws and the Charter Documents. Except as provided in this Agreement or on Schedule 4.2, Company and its Subsidiaries have no outstanding subscriptions, options, warrants, calls, Commitments, convertible securities or other instruments, of any character or nature whatsoever under which Company is or may be obligated to issue any interest in Company, including without limitation, units or other securities of any kind. The Units corresponding to each Member on Schedule 4.2 hereof are held of record and beneficially and solely by such Member, free and clear of all Liens, claims and options of any nature, and constitute all of the units or other securities of Company owned beneficially by such Member. Except as set forth on Schedule 4.2, (a) there are no pre-emptive rights, rights of first refusal, put or call rights or obligations or anti-dilution rights with respect to the issuance, sale or redemption of any units, securities or interest in Company, and (b) there are no rights, obligations or restrictions on the voting of any interest in the Company.

        Section 4.3 Acts and Proceedings. All acts and proceedings on the part of Members and Company (including its managers and members) required for the authorization, execution and delivery of the Transaction Documents, the sale and transfer and delivery of the Assets and the performance of the Transaction Documents have been taken, except as otherwise set forth on Schedule 4.3 and, to the extent any acts or proceedings are identified on Schedule 4.3, the same shall have been taken on or before the Closing Date.

        Section 4.4     Compliance with Laws and Other Instruments.

        (a) The Business, including, without limitation, the Assets, have been and are being conducted in accordance with all applicable foreign and domestic federal, state and local statutes, laws, ordinances, rules and regulations ("Laws").

        (b) Company is not in violation of, or in default under, nor has any event or omission occurred which with notice or the lapse of time or both would constitute a violation or default of, any term or provision of (i) the Charter Documents or (ii) any Commitment to which Company is a party or by which any of Company's properties, assets or rights is bound or affected. The execution, delivery and performance by Members and Company of this Agreement and the other documents and agreements contemplated hereby: (a) will not require from Company or Members any consent or approval that has not been validly and lawfully obtained; (b) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, which is not set forth in Schedule 4.4; (c) will not cause Members or Company to violate or contravene (i) any provision of applicable Law, or (ii) any judicial order, writ, judgment, injunction, decree, determination or award applicable to Members or Company or any of their properties or assets; (d) will not violate or be in conflict with, result in a breach of, or constitute (with or without notice or the lapse of time or both) a default under any Commitment to which Members or Company is a party or by which Members or Company or any of their properties, assets or rights is bound or affected; and (e) will not result in the creation or imposition of any Lien on Company or Members, or any of their properties, assets or rights, including, without limitation, the Assets. Company is not subject to any restriction of any kind or character which materially and adversely affects in any way its business, properties, assets or prospects and neither Members nor Company is subject to any restriction of any kind or character which prohibits Members or Company from entering into this Agreement or would prevent the performance of or compliance with all or any part of this Agreement by Members or Company or the consummation of the transactions contemplated hereby.

        Section 4.5 Binding Obligation. The Transaction Documents have been duly executed and delivered by Company and each Member, constitute the legal, valid and binding obligations of the Company and Members executing the same, enforceable against each of Members and Company in accordance with their respective terms, except as such enforceability is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        Section 4.6 Financial Statements. Attached hereto as Schedule 4.6 are Company's (a) unaudited statements of income, balance sheets and statements of cash flows, as of and for the Company's initial fiscal year ended December 31, 2000, and (b) an unaudited statement of income, balance sheet and statement of cash flow, as of and for the eight-months ended August 31, 2001. These financial statements (i) are complete and accurate in all material respects and have been derived from the books and records of Company, (ii) present fairly the financial condition of Company as of the balance sheet dates and the results of its operations and cash flows for the periods specified therein, and (iii) have been prepared in accordance with GAAP, applied on a consistent basis throughout the periods involved; except that in the case of the financial statements for the eight-month period ended August 31, 2001, such statements are subject to normal year-end adjustments and do not contain notes. There are no debts, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) of Company other than (A) as reflected in Company's financial statements attached as Schedule 4.6, (B) incurred in the ordinary course of business consistent with past practice between August 31, 2001 to the Closing Date which would not have a Material Adverse Effect, or (C) disclosed in Schedule 4.6

        Section 4.7 Material Agreements of Company. Schedule 4.7 contains a true and complete list of (a) all loan agreements or other agreements or instruments pursuant to which the Company has incurred indebtedness for borrowed money, promissory notes, capital leases or other financing documents entered into or issued by Company, (b) all other Commitments to which Company is a party or by which Company or any of its properties, assets or rights is otherwise bound or affected, involving an obligation for payment by Company or payment to Company of an amount in excess of $5,000 or providing for a term in excess of one year (unless cancelable by Company without penalty on the part of Company on not more than 60 days' notice), (c) all Commitments between Company and any of its officers, directors, members or Affiliates, (d) all Commitments between or among Members and Company, (e) all Commitments related to the Products and Services, (f) all Commitments involving a license of or to the Intellectual Property or Technology of Company (as defined in Section 4.9(m) below), (g) all indemnification obligations of Company, (h) all agreements or covenants restricting, or purporting to restrict, Company's ability to conduct any business in any field of business or geographical area, (i) all other material Commitments entered into by Company not in the ordinary course of business, and
(j) all agreements providing for employment or severance (the items in clause
(a) through (j) in this sentence shall be collectively referred to as the "Contracts"). Company has delivered to Buyer true and complete copies of each Contract, including all amendments thereto. All such Contracts are legally binding and valid and in full force and effect with respect to Company and each other party thereto, and, except as set forth on Schedule 4.7, Company is not in material default nor has any event or omission occurred which with notice or lapse of time or both would constitute a material default on the part of Company under any of such Commitments or Contracts. To Members' and Company's Knowledge, no third party under a Contract is in default thereunder and no event or omission has occurred which with notice or lapse of time or both would constitute a default on the part of a third party thereunder. Company has no reason to believe or Knowledge that Company will not be able to fulfill its obligations under the Contracts which remain to be performed after the date hereof, and the Company has not been notified by any party to the Contracts that it intends to cancel, terminate or modify any Contract and the Company does not know of any valid grounds for any such cancellation, termination or modification.

        Section 4.8 Taxes. All required Tax Returns of Company have been accurately prepared and duly and timely filed, and all Taxes required to be paid with respect to the periods covered by such Tax Returns have been paid, except as set forth on Schedule 4.8. Except as set forth on Schedule 4.8, (a) all

Taxes which Company is required to withhold or collect have been withheld and collected and have been paid over to the proper governmental authorities, (b) no governmental authority is now asserting or threatening to assert any deficiency or claim for additional Taxes and there has been no act or omission whereby any Relief shall not be available following Closing, (c) there has not been any audit of any Tax Return filed by Company which includes Company's business or operations therein, (d) no such audit is in progress, and neither Members nor Company has been notified by any Tax authority that any such audit is contemplated or pending, (e) Company has no liability for Taxes (accrued, contingent or otherwise), known or unknown, whether or not required to be provided for in accordance with GAAP, except as presented in the financial statements of Company attached hereto as Schedule 4.6 or incurred in the ordinary course of business between August 31, 2001 and the Closing Date, (f) Company has no liability for Taxes of any third party, whether by agreement, operation of law or otherwise, and (g) there are no Liens for Taxes on any assets of Company. "Taxes" means (i) any and all taxes whatsoever, including, without limitation, income, gross receipts, profits, sales, use, stamp, registration, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with any interest, penalties or additions to tax imposed with respect thereto and (ii) any obligations under any agreements or arrangements with respect to any taxes described in clause (i) above. "Tax Returns" means returns, reports and forms, and any schedules relating thereto, required to be filed with any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of any Tax. "Relief" includes any relief, allowance, exemption, set-off or deduction in computing or against profits, income or gains of any description or from any source, or credit against Tax.

        Section 4.9     Intellectual Property.

        (a) Schedule 4.9 contains a true and complete list of all Intellectual Property, including, without limitation, applications, filings and registrations with or in any court, arbitral tribunal, administrative agency or other governmental instrumentality (whether foreign, federal, state or local) having jurisdiction over such subject matter. All such applications, filings and registrations have been duly filed, and those registrations which have issued are validly existing and in full force and effect and all required maintenance and annuity fees have been paid in full. With respect to all U.S. registered service and trademarks, Section 8 and 15 declarations, where applicable, have been timely filed and accepted. No service or trademarks listed on Schedule 4.9 have been abandoned.

        (b) Except as specifically set forth on Schedule 4.9(b), Company has good and marketable title to all Intellectual Property and Technology, free and clear of all Liens and without payment of any royalties, license fees or other amounts.

        (c) Except as specifically set forth on Schedule 4.9(c), (i) there are no Commitments by which Company may be bound from or with third parties under which Company uses, has the right to use or exercises any rights with respect to any Intellectual Property or Technology and (ii) there are no judicial orders, decrees, judgments or stipulations restricting Company's use or right to use any Intellectual Property or Technology.

        (d) Except as set forth on Schedule 4.9(d), Company has not received (and Members and Company have no Knowledge of) any notice, claim or allegation from any other party challenging the right of Company to use, possess, transfer, convey or otherwise dispose of any Intellectual Property or Technology. Company's use of Intellectual Property and Technology, past and present, has not and does not violate or infringe upon the rights of any other party or constitute a breach of any Commitment by which Company may be bound or constitute a violation of any applicable Laws. Without limiting the generality of the foregoing, Company has not used, transferred, conveyed or otherwise disposed of any information gathered from visitors and users of Company's website in such a manner that would be a violation of any terms or other use conditions posted on Company's website.

        (e) Except as set forth on Schedule 4.9(e), (i) no licenses or other rights have been granted and Company has no obligation to grant licenses with respect to any Intellectual Property or Technology and (ii) no claims have been made by or against Company of any violation or infringement by others of any rights with respect to any Intellectual Property or Technology. Neither Members nor Company has Knowledge of any claim (for violation or infringement by others of any Intellectual Property or Technology) which the Company may have the right or a reasonable basis to make or assert.

        (f) Except as set forth on Schedule 4.9(f), the Intellectual Property and Technology include all rights and interests necessary to conduct the Business as it is currently conducted, and such rights will not be adversely affected by the Members' and/or Company's execution and delivery of this Agreement or consummation of the transactions contemplated by this Agreement.

        (g) All statements and representations made by Company in any pending Intellectual Property applications, filings and registrations were true in all material respects as of the time they were made.

        (h) All documentation, specifications, designs and other informational materials which describe the operation, functions and technical characteristics applicable to the Intellectual Property and Technology are true and complete in all material respects and faithfully and accurately reflect the Intellectual Property and Technology to which same relates.

        (i) Company has taken all actions reasonably necessary to ensure that (i) there are no protections, encryption, security or lock-out devices, whether triggered by the passage of time, or the use or operation of the Intellectual Property and Technology, remotely or otherwise, which might in any way interrupt, discontinue or otherwise adversely affect the Intellectual Property and Technology or Company's use thereof; and (ii) there are no so-called computer viruses, worms, trap or back doors, Trojan horses or any other instructions, codes, programs, data or materials which could improperly, wrongfully and/or without the authorization of Company, interfere with the operation or use of the Intellectual Property and Technology.

        (j) Except as set forth on Schedule 4.9(j), (i) all authorship in the computer software, documentation, software design, and technical and functional specifications created by Company and used in the Business (excluding software owned by others that is part of hardware purchased by Company for use in the Business) is the original product of the Company and (ii) all computer software and related documentation manuals contained or used in the Business (including, without limitation, documentation user manuals) or services provided by Company are owned by or licensed to Company and such licenses provide Company with the right to sublicense or otherwise authorize use of the licensed subject matter to Company's customers and authorized third party users.

        (k) Except as set forth on Schedule 4.9(k), (i) all computer software created by employees of Company within the scope of their employment by Company and used in the Business and all original copyrightable authorship therein is owned by Company; (ii) all rights in all inventions and discoveries made, written, developed or conceived by current or former employees, independent contractors or consultants of Company during the course of their employment (or other retention) by Company and material to the business of Company or made, written, developed or conceived with the use or assistance of Company's facilities or resources and which are the subject of one or more patents or applications for patents have been assigned in writing to Company;
(iii) the policy of Company requires each employee of Company to sign documents confirming that he or she assigns to Company all Intellectual Property and Technology rights made, written, developed or conceived by him or her during the course of his or her employment (or other retention) by Company and relating to the Business or made, written, developed or conceived with the use or assistance of Company's facilities or resources to the extent that ownership of any such Intellectual Property or Technology rights does not vest in Company by operation of law, and to the extent that any employee of the Company has not executed such documents, Company will require such employee to execute such documents at or before the Effective Date; and (iv) all the Intellectual Property and Technology rights made, written, developed or conceived by each employee, independent contractor or consultant of Company during the course of his or her employment (or other retention) by Company and material to the Business (as presently conducted or contemplated) have been assigned or licensed to Company.

        (l) Except as set forth on Schedule 4.9(l), Company has taken all reasonable and practicable steps to protect and preserve the confidentiality of all Intellectual Property and Technology not subject to a copyright or patent (the "Confidential IP Information"). Company use of the Confidential IP Information not owned by Company has been and is pursuant to the terms of a written agreement between Company and the owner of such Confidential IP Information, or is otherwise lawful.

        (m) "Intellectual Property" shall mean all intellectual property rights, common law, statutory or otherwise, domestic and foreign, including, without limitation, patents (including all reissues, divisions, continuations and extensions), service marks, trademarks, trade names, brand, product and service names, and all logos and distinctive identifications of Company, the Products and Services, copyrights and mask works as well as all applications for any and all of the foregoing, licenses and other contractual rights and other such property and intangible rights owned, used or held for use by Company, together with the goodwill of the Business in connection with all of the foregoing. "Technology" means all formulae, algorithms, processes, methods, procedures, designs, ideas, strategic and other business plans, research records, inventions and all records of the foregoing, test, engineering and technical data, know-how, proprietary information and methodologies, trade secrets, technology, communications and associated peripheral devices and resources, computer software, programs and code, both object and source, in whatever form and media, all databases (other than the Excluded Data), specifications and other information processing tangible and intangible items, owned, used or held for use by Company with respect to the Business, including the Assets.

        Section 4.10 Insurance Coverage. There is in full force and effect one or more policies of insurance, issued by insurers of recognized responsibility, insuring Company and its properties and business against such losses and risks, and in such amounts, as are customarily maintained by other companies operating similar businesses, which policies of insurance include, but are not limited to, errors and omissions insurance and public liability insurance. Such policies of insurance are set forth on Schedule 4.10 hereto and shall remain in full force and effect through the Closing.

        Section 4.11 Litigation. Except as disclosed on Schedule 4.11, there are no legal actions, suits, arbitrations or other legal, administrative or other governmental investigations or proceedings (whether federal, state, local or foreign) pending or, to Members' and Company's Knowledge, threatened against or affecting Company, the Business or the Assets. Except as disclosed on
Schedule 4.11, neither Members nor Company have Knowledge of any facts which might reasonably be expected to result in or form the basis for any such action, suit or other proceeding. Except as disclosed on Schedule 4.11, Company is not in default with respect to any order, writ, judgment, injunction, decree, determination or award of any court or of any government agency or instrumentality (whether federal, state, local or foreign). Members and Company have no Knowledge of any facts, circumstances or events that would be the basis for any legal actions, suits or arbitration instituted by the Company against any other Person.

        Section 4.12 Licenses. Except as disclosed on Schedule 4.12, Company possesses all governmental authorizations, licenses, franchises and permits (whether state, local or federal), as are necessary for Company to engage in the business and operations currently conducted by Company, including, without limitation, the Business, and such authorizations, licenses, franchises and permits are in full force and effect and will not be affected by the transactions contemplated herein. Neither Members nor Company have Knowledge of any act which could be a material violation of any such authorization, license, franchise or permit, or could cause any agency, commission, board or governmental authority to limit, revoke, or fail to renew any such authorization, license, franchise or permit.

        Section 4.13 Year 2000 Compliance. All of Company's computer-based systems, including its information data bases, accounting systems and data processing systems, were not adversely affected by Year 2000. None of the Intellectual Property, Technology or other Assets were adversely affected by Year 2000. Company's computer-based systems, including its information databases, accounting systems and data processing systems, will continue to operate in the same manner as they currently operate, notwithstanding Year 2000. "Year 2000" means the occurrence of or calculation involving the Year 2000 A.D., or other calendar dates occurring after December 31, 1999.

        Section 4.14 Brokers and Finders. Except for accountants and attorneys acting as such (and not as brokers, finders or in other like capacity), and except as set forth in Schedule 4.14, all negotiations on behalf of Members and Company relating to this Agreement and the transactions contemplated herein have been conducted without the assistance or involvement of any broker, finder, investment banker or third party representing Members or Company. Neither Members nor Company, nor any officer, director or agent of Members or Company, has engaged or authorized any broker, finder, investment banker or other third party whose fees Members or Company will pay, to act on behalf of Members or Company, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated herein, or has consented to or acquiesced in anyone so acting, and neither Members nor Company has Knowledge of any claim for compensation from any such broker or finder for so acting or of any basis for such a claim, except as set forth in Schedule 4.14.

        Section 4.15 No Adverse Change. Except as disclosed on Schedule 4.15, since December 31, 2000, there has been no change which (either by itself or in conjunction with all such other changes, events and conditions) has had, or which would reasonably be expected to have, a Material Adverse Effect on Company, the Business or the Assets. Since December 31, 2000, none of the following events has occurred, other than those expressly contemplated by this Agreement or disclosed on Schedule 4.15: (a) incurrence of any debts, obligations or liabilities, absolute, accrued, contingent or otherwise, whether due or to become due, other than in the ordinary course of business consistent with past practice; (b) discharge of or satisfaction of any Liens, other than in the ordinary course of business and in accordance with terms of Company's Commitments; (c) mortgage, pledge or subjection to Lien of any assets, tangible or intangible; (d) sale, transfer or lease of any assets; (e) purchase of assets other than in the ordinary course of business consistent with past practice; (f) cancellation or compromise of any debt or claim, or waiver or release of any right of material value; (g) sufferance of any physical damage, obstruction or loss (whether or not covered by insurance); (h) entry into any transaction, other than in the ordinary course of business consistent with past practice (except for this Agreement); (i) encountering of any labor difficulties or labor union organizing activities; (j) issuance or sale of any units or other securities or any grant of any options with respect thereto; (k) declaration or payment of any dividends, or any repurchase or redemption of, or distributions with respect to, its outstanding units; (l) increases in compensation, benefits or bonuses of any of its employees other than in the ordinary course of business consistent with past practice, or in accordance with Commitments listed on
Schedule 4.7; (m) any action described in Section 6.1(b) that has not been consented to by the Company as provided for therein; or (m) a decision of Company to do any of the foregoing.

        Section 4.16 Title to and Condition of Properties. Except as indicated on Schedule 4.16, Company has good and marketable title to, and sufficient right to use, all of the Assets, subject to no Liens, whether by mortgage, pledge, lien, conditional sale agreement, encumbrance, charge or otherwise, and the Assets constitute all assets and properties necessary for the Company to conduct the Business as presently conducted or contemplated. All of the Assets are in good operating condition and state of maintenance and repair. All Accounts Receivable reflected in the financial statements for the eight month period ended August 31, 2001 and for the period between August 31, 2001 and the Closing Date are good and collectible or, if not, have been written down or adequate reserves have been made therefor.

        Section 4.17 Transaction with Affiliates. Company is not a party to or obligated under any contract or agreement with an Affiliate except as disclosed on Schedule 4.17. Schedule 4.17 includes all contracts or agreements between Company and any Member or any Affiliate of any Member. Except as disclosed on Schedule 4.17, no member, manager or other officer of Company, is or has been a party to, or has or in the past has had any interest, directly or indirectly, in any Commitment. No Member has any claim or any nature whatsoever against Company, its Subsidiaries, the Business or the Assets whether under any Contract or Commitment or otherwise.

        Section 4.18 Certain Payments. Company (a) has not used any Company funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has not made at any time since its inception any false or fictitious entries on its books and records, (c) has not made or accepted any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of any nature using Company funds or otherwise, or (d) made any material favor or gift that is not deductible for federal income tax purposes.

        Section 4.19    Environmental Matters.

        (a) Neither Company nor, to Members' and Company's Knowledge, any other Person has ever caused any Hazardous Material to be Released on, under, from or about, any of the premises now or previously owned or occupied by Company (the "Premises"), nor, to Members' and Company's Knowledge, does any Hazardous Material exist on, under or about any Premises. The Premises have never been used (whether by Company or, to the Knowledge of Members and Company, by any other Person) as a treatment, storage or disposal (whether permanent or temporary) site for any Hazardous Material. Members and Company have no Knowledge of any notice of violation, Lien or other notice issued by any governmental authority (whether federal, state or local) with respect to the environmental condition of any Premises.

        (b) To Members' and Company's Knowledge, Company is not in violation of any Environmental Law. To Members' and Company's Knowledge, no material expenditures are or will be required in order to comply with any Environmental Law. Company, the Business and the Assets are not subject to any Environmental Liabilities or Costs.

        (c) "Hazardous Material" means any substance or material defined or designated as a hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any United States federal, state or local environmental statute, regulation or ordinance.

        Section 4.20    Employee Benefit Programs.

        (a) Schedule 4.20 lists each Employee Benefit Plan that Company maintains or to which Company contributes, and which it has maintained or to which Company has contributed in the last three years. "Employee Benefit Plan" means an "employee benefit plan" as defined in Section 3(3) of ERISA, and includes all "Employee Welfare Benefit Plans" as defined in ERISA Section 3(1) and all "Employee Pension Benefit Plans" as defined in ERISA Section 3(2).

                (i) Each such Employee Benefit Plan (and each related trust, insurance contract, or fund) complies in form and in operation in all respects with the applicable requirements of ERISA, the Code, and other applicable Laws.

                (ii) All required reports and descriptions (including Form 5500 annual reports, summary annual reports, Forms PBGC-1's, and summary plan descriptions) have been filed or distributed appropriately with respect to each such Employee Benefit Plan. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B ("COBRA"), and/or applicable state Laws providing for health care continuation coverage, have been satisfied with respect to each Employee Welfare Benefit Plan (as defined in ERISA Section 3(1)) subject to such requirements.

                (iii) All contributions (including all employer contributions, employee salary reduction contributions, and COBRA payments made to the Company) which are due have been timely paid to each such Employee Benefit Plan. All contributions and payments for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Benefit Plan or accrued on the books of the Company in accordance with GAAP and applicable regulations of the U.S. Department of Labor. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

                (iv)    Each Employee Pension Benefit Plan (as defined in ERISA
Section 3(2)) which meets the requirements of a "qualified plan" under Code
Section 401(a) and is, or could be, the subject of a favorable determination letter issued by the Internal Revenue Service, has received such favorable determination, or an application for such determination has been filed or may be filed within the applicable remedial amendment period.

                (v) No Employee Pension Benefit Plan is subject to the requirements of Title IV of ERISA.

        (b) Company has delivered to Buyer correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letters received from the Internal Revenue Service, the most recent three years of Form 5500 Annual Report, all related trust agreements, insurance contracts, and other funding agreements which implement each Employee Benefit Plan listed on Schedule 4.20, and any and all correspondence or rulings from the U.S. Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation, and any state agency pertaining to any of Company's Employee Benefit Plans.

        (c) With respect to each Employee Benefit Plan that Company maintains or ever has maintained or to which it contributes, ever has contributed, or ever has been required to contribute, there have been no Prohibited Transactions (as defined in ERISA Section 406 and Code Section 4975) with respect to any such Employee Benefit Plan. Neither Company nor any fiduciary of any such Employee Benefit Plan has, or may have, any liability for breach of fiduciary duty or any other failure to act or comply in connection with the sponsorship, management, administration, or investment of the assets, of any such Employee Benefit Plan. No action, suit, proceeding, hearing, or investigation with respect to the sponsorship, management, administration, or the investment of the assets, of any such Employee Benefit Plan (other than routine claims for benefits) is pending or threatened. Neither Company nor Members has any Knowledge of any basis for any such action, suit, proceeding, hearing, or investigation.

        (d) Company does not maintain and never has maintained or contributed to, and never has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with the COBRA provisions of Code Section 4980B and applicable state Laws).

        (e) Except as listed on Schedule 4.20(e), Company does not maintain any non-qualified plans of deferred compensation (including without limitation "top hat" or "excess benefit plans"), severance pay plans, split dollar life insurance agreements, salary continuation agreements, stock option or warrant plans, phantom stock plans, stock appreciation rights plans, or any other form of equity based compensation plan.

        Section 4.21    Product and Services Claims. Except as set forth on
Schedule 4.21 to this Agreement, there are no pending or, to Members' and Company's Knowledge, threatened claims with respect to any of the products and services of the Business prior to the Closing Date nor, to Members' and Company's Knowledge, are there any facts upon which a claim of such nature should reasonably be anticipated to be based. No claims have been made against Company for renegotiation or price redetermination of any business transaction resulting from or relating to defective products and services of the Business and, to Members' and Company's Knowledge, there are no facts upon which any such claim should reasonably be anticipated to be based.

        Section 4.22 Employees; Labor Matters. Company has no employment or consulting agreements, compensation, bonus or deferred compensation agreement, units or cash option plans, restricted securities plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, incentive or profit sharing plans or arrangements of any kind except as set forth on Schedule 4.22. As of the date of this Agreement, Company employed a total of 19 full-time employees and no part-time employees and Company generally enjoys good employer-employee relationships. All such employees are terminable at will by the Company without penalty or compensation by Company. Company is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Company has no policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth on Schedule
4.22. Company is not a party to any agreement or arrangement which would give rise to a compensation obligation under Section 162(m) or 280G of the Code and which is not deductible pursuant to relevant Tax Laws. All of Company's programs and/or arrangements in connection with the payment of commissions are described on Schedule 4.22. Except as set forth on Schedule 4.22, Company has not received notice of any charges of employment discrimination, wrongful termination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations which are existing, pending or, to Company's and Members' Knowledge, threatened against or involving Company. Company has not received any notice indicating that any of its employment policies or practices is currently being audited or investigated by any governmental authority (whether state or federal). To Members' and Company's Knowledge, Company is, and has at all times been, in compliance with the requirements of the Immigration Reform Control Act of 1986. Schedule 4.22 sets forth a complete list of each officer, employee, salesperson and consultant who received total remuneration from Company in excess of $50,000 for the calendar year ended December 31, 2000, or is scheduled to receive total remuneration from Company in excess of $50,000 for the calendar year ending December 31, 2001.

        Section 4.23 Customers and Suppliers. In Company's and Members' opinion, the relationships of Company with its customers, vendors and underwriters are good commercial working relationships except as disclosed on
Schedule 4.23. Except as set forth on Schedule 4.23, during the past twelve months, no customer, vendor or underwriter has canceled, materially modified, or otherwise terminated its relationship with Company, or materially decreased its services, supplies, underwriting or materials to Company or its usage or purchase of the services or products of Company, nor to Members' and Company's Knowledge, has any customer, vendor or underwriter expressed any plan or intention to do any of the foregoing, except for such cancellation and modification by customers which are in the ordinary course of business, and standard, for Company's industry.

        Section 4.24 LLC Records; Copies of Documents. The limited liability company Books and Records of Company, as delivered to Buyer, accurately record all action taken by Company's members and managers, and committees, which are required to be recorded by applicable Law or the Charter Documents. Company currently is not in default in the filing of any document required to be delivered or made with any governmental authority. The copies of the books and records of Company, as made available to Buyer for review, are true and complete copies of the originals of such documents. Company has made available for inspection by Buyer true and correct copies of all documents referred to in this
Section 4.24 or in the Schedules attached to this Agreement.

        Section 4.25    Bank Accounts and Powers of Attorney. Set forth in
Schedule 4.25 is an accurate and complete list showing: (a) the name of each bank or other financial institution in which Company has an account, credit line, lockbox or safe deposit box, the relevant account or other identifying number thereof, and the names of all Persons authorized to draw thereon or who have access thereto; and (b) the names of all Persons, if any, holding powers of attorney from Company and a summary statement of the terms thereof.

        Section 4.26 Accounts Receivable. Schedule 4.26 contains (i) a complete and accurate list of the Accounts Receivable in excess of $1,000 of Company as of the date of this Agreement (which Schedule will be updated immediately prior to Closing); and (ii) a complete and accurate schedule showing the aging of such Accounts Receivable. Such Accounts Receivable arose in bona-fide, arms length transactions in the normal course of Company's business and, to the Knowledge of Company, such Accounts Receivable are valid and binding obligations of the account debtors without counterclaims, set-offs or other defenses thereto and are collectible in the ordinary course of business.

        Section 4.27    Investment Representations.

        (a) Reliance Upon Company's and Members' Representations. Company and Members understand that the FNIS Common Stock is not registered under the Securities Act on the ground that the issuance of the FNIS Common Stock provided for in this Agreement is exempt from registration under the Securities Act, and that Buyer's reliance on such exemption is predicated on the Company's and Members' representations set forth in this Section 4.27.

        (b) Purchase Entirely for Own Account. Company is acquiring the FNIS Common Stock for investment for Company's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof other than the distribution of the FNIS Common Stock to the Members upon dissolution of Company, and that Company has no present intention of selling, granting any participation in, or otherwise distributing the same and which do not involve a public sale and is in full compliance with all applicable federal and state securities laws. Neither Company nor any Member has a contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the FNIS Common Stock.

        (c) Receipt of Information. Company and each Member has had an opportunity to ask questions and receive answers from Buyer regarding the terms and conditions of the offering of the FNIS Common Stock and the business, properties, prospects, and financial condition of Buyer and to obtain additional information (to the extent Buyer possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished Company or such Member, or to which Company or such Member had access.

        (d) Investment Experience. Company and each Member represents that it is experienced in evaluating and investing in private placement transactions of securities of companies in a similar stage of development, can bear the economic risk of Company's investment, and has such knowledge and experience in financial and business matters that Company and such Member is capable of evaluating the merits and risks of the investment in FNIS Common Stock. Company and, if other than an individual, each Member also represents that Company and such Member has not been organized for the purpose of acquiring the FNIS Common Stock.

        (e) Restricted Securities. Company and each Member understands that the FNIS Common Stock may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the FNIS Common Stock or an available exemption from registration under the Securities Act, the FNIS Common Stock must be held indefinitely. In particular, Company and each Member is aware that FNIS Common Stock may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met. Among the conditions for use of Rule 144 may be the availability of current information to the public about Buyer. Buyer does not undertake any obligation to make such information available.

        Section 4.28 Representations Complete. All documents and other papers delivered by or on behalf of Company and Members in connection with the transactions contemplated hereby are true, correct and complete in all material respects and are authentic. None of the representations or warranties made by Company or Members in this Agreement (including the Exhibits and the Schedules hereto) or any of the other Transaction Documents, nor any statement made in any Schedule, Exhibit, certificate, report, instrument, list or other document furnished or to be furnished by or on behalf of either Company or Members pursuant hereto or thereto or in connection with the transactions contemplated hereby, contained, contains or will contain on the date delivered any untrue statement of a material fact, or omitted, omits or will omit on such date to state any material fact necessary in order to make the statements made, in light of the circumstances under which made, not misleading. Company and Members have disclosed to Buyer all facts of which they have Knowledge that would have a Material Adverse Effect on Company.


                                    ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer represents and warrants to Company as follows:

        Section 5.1 Organization, Standing, etc. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into this Agreement and to carry out the provisions hereof.

        Section 5.2 Corporate Acts and Proceedings. All corporate acts and proceedings required for the authorization, execution and delivery of this Agreement by Buyer and the performance of this Agreement by Buyer have been taken, except as otherwise set forth on Schedule 5.2 and, to the extent any acts or proceedings are identified on Schedule 5.2, same shall have been taken on or before the Closing Date.

        Section 5.3     Compliance with Laws and Other Instruments.
The execution, delivery and performance by Buyer of this Agreement and the other documents and agreements contemplated hereby: (a) will not require any authorization, consent, approval, license, exemption of or filing or registration with any court or governmental department, commission, board, bureau, agency or instrumentality of government, which has not been obtained or filed, except as set forth on Schedule 5.3 or that will be obtained prior to the Closing; (b) will not cause Buyer to violate or contravene (i) any provision of applicable Law, (ii) any judicial order, writ, judgment, injunction, decree, determination or award applicable to Buyer or its properties or assets, or (iii) any provision of the Articles of Incorporation or By-laws of Buyer; (c) will not violate or be in conflict with, result in a breach of, or constitute (with or without notice or the lapse of time or both) a default under any Commitment to which Buyer is a party or by which Buyer or any of its properties, assets or rights is bound or affected; and (d) will not result in the creation or imposition of any Lien on Buyer or any of its properties, assets or rights.

        Section 5.4 Binding Obligation. This Agreement is enforceable against Buyer in accordance with its terms, except as such enforceability is limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally or by general equitable principles.

        Section 5.5 Brokers and Finders. Except for accountants and attorneys acting as such (and not as brokers, finders or in other like capacity), all negotiations on behalf of Buyer relating to this Agreement and the transactions contemplated herein have been conducted without the assistance or involvement of any broker, finder, investment banker or third party representing Buyer. Neither Buyer, nor any officer, director or agent of Buyer, has engaged or authorized any broker, finder, investment banker or other third party whose fees Buyer will pay, to act on behalf of Buyer, directly or indirectly, as a broker, finder, investment banker or in any other like capacity in connection with this Agreement or the transactions contemplated herein, or has consented to or acquiesced in anyone so acting, and Buyer has no Knowledge of any claim for compensation from any such broker or finder for so acting or of any basis for such a claim.

                                   ARTICLE VI
                                    COVENANTS

        Section 6.1     Covenants of Members and Company.

        (a) Except as and to the extent required by applicable Law (in which case the nature of the announcement shall be described to Buyer, and Buyer shall be allowed reasonable time to comment prior to dissemination to the public), prior to the Closing, neither Members nor Company shall make any public comment, statement or communication nor shall Members nor Company make any announcement to any of its customers, vendors or underwriters, with respect to, or otherwise disclose or permit the disclosure of the existence or terms of the discussions regarding, this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby without Buyer's prior written consent.

        (b) From the date hereof through the Closing Date, except as otherwise expressly permitted by this Agreement or as otherwise consented to by Buyer in writing, Company shall (and Members shall cause Company to) carry on Company's business only in the ordinary course of business consistent with past practice, and in substantially the same manner as heretofore conducted, and shall take no action which would adversely affect its ability to consummate the transactions contemplated hereunder. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement, prior to the Closing, Company will (and Members shall cause Company to):

                (i) preserve intact its present limited liability company existence and business organizations, pay and discharge all debts and liabilities as they become due, and operate solely in the ordinary course of business in a manner consistent with the provisions of this Agreement and in compliance in all material respects with all applicable Laws, permits and licenses of Company and Commitments of Company (including those identified in the Schedules hereto);

                (ii) use best efforts to maintain its relationships and goodwill with customers, clients, suppliers, vendors, underwriters, employees, agents and others with whom it has business dealings;

                (iii) maintain its facilities, properties and assets in the same state of repair, order and condition as they were on the date hereof, normal wear and tear excepted;

                (iv) keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the Assets and Business in accordance with GAAP consistently applied, and maintain its books, accounts and records in the ordinary course of business consistent with past practice;

                (v) maintain in full force and effect all existing governmental licenses, franchises and permits and insurance policies and binders;

                (vi) promptly advise Buyer in writing of the threat or commencement against either Company or Members of any suit, claim or action of which it has Knowledge and which could have a Material Adverse Effect on Company, the Business or the Assets; and

                (vii) promptly advise Buyer in writing of any event or the existence of any fact which makes untrue, or will make untrue as of the Closing, any representation or warranty of either Company or Members set forth in this Agreement or in any other Transaction Document; provided, however, that no disclosure by either Company or Members pursuant to this Section 6.1(b)(vii) shall be deemed to amend or supplement this Agreement, to limit or otherwise affect the remedies available to Buyer hereunder, or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant by either Company or Members.

        (c) Without limiting the provisions of Section 6.1(b), from the date hereof through the Closing Date, except as otherwise expressly permitted by this Agreement or as otherwise consented to by Buyer in writing, Company shall not (and Members shall cause Company not to):

                (i) amend its Articles of Organization or Operating Agreement (or similar organizational documents);

                (ii) authorize for issuance, issue, sell, deliver, grant, accelerate, repurchase, redeem any options for, or otherwise agree or commit to issue, sell or deliver any interests in Company, including, without limitation, units or any other securities;

                (iii) recapitalize, split, combine or reclassify any interests in Company, including, without limitation, units or other securities; declare, set aside, pay or make any dividend or other distribution or payment (whether in cash, units or property or any combination thereof) in respect of, or purchase, redeem or otherwise acquire any of its securities, or modify any of the terms of any such securities;

                (iv) other than the Bridge Loan and the Additional Demand Note, (A) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; or (C) make any loans, advances or capital contributions to, or investments in, any other Person;

                (v) make any capital expenditure or capital expenditure commitment;

                (vi) grant (or commit to grant) any increase in the compensation (including incentive or bonus compensation) of any of its employees or institute, adopt or amend (or commit to institute, adopt or amend) any compensation or benefit plan, policy, program or arrangement or collective bargaining agreement applicable to any of its employees;

                (vii) amend, terminate or enter into any employment, consulting, severance, change in control or similar agreement or arrangement (including any commitment to pay retirement or other benefits) to or with any of its officers, directors or employees, or any collective bargaining agreement or commitment;

                (viii) (A) except as provided in Section 7.2(q) below, enter into or terminate any lease of real estate; (B) create any Lien on any assets or properties of the Company; (C) make any modifications of or changes in or terminate any existing Commitment other than as may be required to consummate the transactions contemplated hereby; or (D) enter into any material Commitment;

                (ix) other than to Buyer or its Subsidiaries, or in accordance with Section 7.2(n) below, make, give or grant any bid or proposal,
(A) involving an amount in excess of $5,000 (or amend, supplement or terminate any existing bid or proposal); or (B) involving a loss to the Company;

                (x) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any Commitment with respect to, any (A) plan of liquidation or dissolution, (B) merger or consolidation, (C) change in its capitalization; (D) sale, assignment, license, disposition of or transfer any Asset, other than sales of Company's products and services to Buyer or its Subsidiaries, or in accordance with Section 7.2(n) below; or (E) incurrence of any liabilities or obligations (including liabilities with respect to indebtedness, capital leases or guarantees thereof) other than under the Bridge Loan, to Buyer or its Subsidiaries, or in accordance with Section 7.2(n) below;

                (xi) change any accounting methods, principles or practices followed by Company, or any of the assumptions underlying, or methods of calculating, any bad debt, contingency or other reserve;

                (xii) change or revoke any election with respect to Taxes, change any Tax procedure or practice, or enter into any settlement or compromise of any dispute involving a Tax liability;

                (xiii) commence, compromise, settle or otherwise modify any material claim, lawsuit or judicial proceeding, or repay or prepay any liability, obligation or indebtedness prior to its stated maturity;

                (xiv) give or agree to give any discount of Company's products and services, unless such discount is for Buyer or its Subsidiaries, or in accordance with Section 7.2(n) below;

                (xv) take any action or omit to take any action that would cause any of the representations or warranties contained herein not to be true and correct at any time between the date hereof and the Closing Date; or

                (xvi)   commit or agree to do any of the foregoing.

        (d) From the date hereof through the Closing, Company and Members shall: (i) provide to Buyer complete access at all reasonable times to the Commitments, agreements between Company and any Member or any Affiliate of any Member, Company's books and records, offices and other facilities and properties (including physical inspections of any of the current Premises); (ii) furnish Buyer with all financial, operating and other documents, records, data, work papers and other information regarding the Business, the Assets, Commitments, liabilities, personnel and properties of Company as Buyer may from time to time reasonably request; and (iii) take all action necessary to enable Buyer to make such inspections, reviews and audits thereof as Buyer may reasonably request, and discuss the same with representatives of Company.

        (e) From the date hereof to the Closing Date, as promptly as practicable, Company and Members will (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby on or before the Closing Date;
(ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Company or Members pursuant to applicable Law in connection with this Agreement, the sale and transfer of the Assets pursuant hereto and the consummation of the other transactions contemplated hereby; (iii) use all reasonable efforts to obtain, or cause to be obtained, all Consents (including any required under applicable Law or any Commitment) necessary to be obtained by Company or Members in order to consummate the transactions contemplated pursuant to this Agreement; (iv) coordinate and cooperate with Buyer in exchanging such information and supplying such assistance as may be reasonably requested by Buyer in connection with any filings and other actions contemplated hereby.

        (f) Prior to the Closing Date, Company, with the reasonable cooperation of Buyer, shall cause the transfer of, and the making of all applicable notifications with respect to, any Consents from any Governmental Authority, including any environmental permits, authorizations and similar instruments, that are required to be transferred or made in connection with the transactions contemplated hereby.

        (g) Following the Closing, Company and Members shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Buyer, to confirm and assure the rights and obligations provided for in this Agreement and in the other Transaction Documents and render effective the consummation of the transactions contemplated hereby or thereby.

        (h)     (i)     In connection with the purchase by Buyer of the Assets
and the other transactions contemplated hereby, Company and each Member will not, and will cause his, her or its respective Affiliates not to, for a period of 2 years following the termination of their employment with Buyer or its Subsidiaries or, in the event such Member is not employed by Buyer or its Subsidiaries following the Closing (provided such 2 year period shall be extended for any period of time Company or such Member is in breach of this subsection (h)), the Closing, anywhere in the world directly or indirectly, design, create, market or sell software or other technology products (including, but not limited to, software or other technology products related to listing (multiple or otherwise) for sale or rent of real property on the internet and the provision, over the internet, of services to facilitate the consummation of sales and leases of real property) which are competitive to the Business at the time of the Closing ("Competitive Products and Services"). Without limiting the generality of the foregoing, neither Company nor any Member shall, directly or indirectly, be a director, officer or employee of, or consultant to, or own any interest in any Person that designs, creates, markets or sells Competitive Products or Services. The provisions of this Section 6.1(h)(i) shall not be construed to prohibit the ownership by Company or any Member of FNIS Common Stock, or the rendering of services by any Company or any Member to Buyer or any of Buyer's Affiliates, or the ownership by Company or any Member or their respective Affiliates of an aggregate interest of less than 5% of any publicly traded company with stock listed on a national exchange or Nasdaq that designs, creates, manufactures, sells or provides any Competitive Products and Services. Notwithstanding anything to the contrary above, this Section 6.1(h)(i) shall not prohibit (i) ISDI Technologies, Inc. and/or ISDI, LLC from continuing its existing technology consulting business described on Schedule 6.1(h), (ii) John
R. Willey, Jr. from offering such consulting and similar services to clients of ISDI Technologies, Inc., including, without limitation, Pickford Realty, Ltd. or its Affiliates in his capacity as their Chief Technology Officer, following any termination by Buyer of his employment with Buyer or its Subsidiaries that is without "cause" (as defined in the Employment Agreement), or (iii) Pickford Realty, Ltd. and its Affiliates from conducting its existing or future businesses utilizing the Internet and/or other electronic resources, so long as such entities are not designing, creating, marketing or selling software or other technology constituting Competitive Products and Services.

                (ii) In connection with the transactions contemplated hereby, Company and Members agree that they will not, and will cause their Affiliates not to, for a period of 2 years following the termination of their employment with Buyer or its Subsidiaries or, in the event such Member is not employed by Buyer or its Subsidiaries following the Closing, the Closing, directly or indirectly induce or solicit, or aid or assist any Person to induce or solicit, any employees or officers of Buyer or Buyer's Affiliates, to terminate, curtail or otherwise limit his or her employment by or business relationship with Buyer or any of Buyer's Affiliates. Nothing contained in this Section 6.1(h)(ii) shall prohibit ISDI Technologies, Inc. from soliciting and/or retaining or employing any employee of the Division following such employee's termination of employment with Buyer or any of its Subsidiaries.

                (iii)   The parties hereto agree that the provisions of this
Section 6.1(h) are reasonable. If a court determines, however, that any provision of this Section 6.1(h) is unreasonable, either in period of time, geographical area or otherwise, then the parties hereto agree that the provisions of this Section 6.1(h) should be interpreted and enforced to the maximum extent which such court deems reasonable. The provisions of this Section 6.1(h) shall inure to the benefit of Buyer, its Affiliates, and their respective successors and assigns.

        (i) Prior to the Closing, all information received from Buyer prior to the Closing shall be deemed received pursuant to the Confidentiality Agreement, and Members and Company shall comply with the confidentiality provisions of the Confidentiality Agreement with respect to such information. The confidentiality provisions of the Confidentiality Agreement are hereby incorporated herein by reference with the same effect as if fully set forth herein.

        (j) From and after the Closing, Company and Members will, and will cause their respective Affiliates to, hold in strict confidence, and not use to the detriment of Buyer or its Subsidiaries, any information with respect to Buyer, its Subsidiaries, or their respective business assets or properties, including, without limitation, the Business and the Assets. Without limiting the generality of the foregoing, Company and Members agree, covenant and acknowledge that, from and after the Closing Date, they will not, and will cause their respective Affiliates not to, directly or indirectly, disclose, give, sell, use, or otherwise divulge any confidential or secret information (including but not limited to any technology, process, trade secrets, know-how, other intellectual property rights, strategies, financial statements or other financial information not otherwise publicly available, forecasts, operations, business plans, prices, discounts, products, product specifications, designs, plans, data or ideas) primarily used in or primarily related to Buyer, its Subsidiaries, or their respective business, assets or properties, including, without limitation, the Business and the Assets. Notwithstanding the foregoing, Company and Members may disclose such information (i) if compelled to disclose the same by judicial or administrative process or by other requirements of applicable Law (but subject to the following provisions of this Section 6.1(j)); (ii) if the same hereafter is in the public domain through no fault of Company or Members; or (iii) if the same is later acquired by Company or Members from another source and such source is not under an obligation to another Person, Buyer or its Subsidiaries to keep such information confidential. If Company, Members or any of their respective Affiliates (the "Disclosing Party") is requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such information, the Disclosing Party shall provide Buyer with prompt notice of any such request or requirement so that Buyer may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this
Section 6.1(j). If, in the absence of a protective order or other remedy or the receipt of a waiver by Buyer, the Disclosing Party nonetheless, based on the written advice of counsel, is required to disclose such information to any tribunal or else stand liable for contempt or suffer other censure or penalty, the Disclosing Party, without liability hereunder, may disclose that portion of such information which such counsel advises the Disclosing Party it is legally required to disclose.

        (k) From the date hereof through the Closing, Company, its Subsidiaries and Members shall (and shall cause their respective Affiliates to) immediately suspend any existing negotiations or discussions relating to any direct or indirect merger, joint venture, sale of assets, sale of or tender offer for units or other securities of, other transfer of actual or beneficial ownership of or similar transaction involving Company, its operations or any assets or properties of Company (other than sale of Company products and services to Buyer and its Subsidiaries, or in accordance with Section 7.2(n) below) (collectively, a "Transaction"), and Company and Members shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) encourage, solicit, participate in or continue or initiate discussions or negotiations with, or provide any information to, otherwise cooperate with, or take any other action to facilitate knowingly any inquiries or the making of any proposal or offer, to any Person, which constitutes, or may reasonably be expected to lead to, any Transaction, or (ii) negotiate or discuss with any third party concerning any proposal or offer for a Transaction. Company and Members shall promptly notify Buyer of any such proposal initiated by any third party.

        (l) Company and Members shall be responsible for filing any and all Tax Returns and shall be responsible for any and all tax liability related to the Business and the Assets for all periods prior to the Closing Date, including, without limitation, the period commencing January 1, 2001 and ending on the Closing Date.

        (m) By executing this Agreement, Company and Members expressly acknowledge and agree that the Company Note Obligations held by any party executing this Agreement are subordinate to the Convertible Note, the Demand Note and the Bridge Loan, and that Company shall make no payments on any Company Note Obligations held by any party executing this Agreement until such time as the Convertible Note, the Demand Note and the Bridge Loan are satisfied in full. In the event any party executing this Agreement receives payment on a Company Note Obligations in violation of this Section 6.1(m), then such party expressly agrees to hold such payment in trust for the benefit of Buyer. Notwithstanding anything to the contrary above, as a result of the assumption by Buyer of the Convertible Note, the Demand Note and the Bridge Loan at the Closing, the provisions of this Section 6.1(m) shall not survive the Closing.

        Section 6.2     Covenants of Buyer.

        (a) Except as and to the extent required by applicable Law (in which case the nature of the announcement shall be described to Company and Members, and Company and Members shall be allowed reasonable time to comment prior to dissemination), prior to the Closing, Buyer shall not make any public comment, statement or communication, nor shall Buyer make any announcement to any of its customers, vendors or underwriters, with respect to, or otherwise disclose or permit the disclosure of the existence or terms of the discussions regarding, this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby without the prior written consent of Company.

        (b) From the date hereof to the Closing Date, as promptly as practicable, Buyer will: (i) use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated hereby on or before the Closing Date; (ii) file or supply, or cause to be filed or supplied, all applications, notifications and information required to be filed or supplied by Buyer pursuant to applicable Law in connection with this Agreement, the purchase and transfer of the Assets pursuant hereto and the consummation of the other transactions contemplated hereby; (iii) coordinate and cooperate with Company and Members in exchanging such information and supplying such reasonable assistance as may be reasonably requested by Company and Members in connection with any filings and other actions contemplated by Section 6.1(e); and (iv) extend credit to Company in accordance with the terms and conditions of the Bridge Loan. Notwithstanding the foregoing, Buyer shall not be obligated to obtain or make any authorization, consent, filing or approval if, in Buyer's reasonable judgment, doing so could have a Material Adverse Effect on Buyer.

        (c) Following the Closing, Buyer shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Company, to confirm and assure the rights and obligations provided for in this Agreement and in the other Transaction Documents and render effective the consummation of the transactions contemplated hereby.

        (d) Prior to the Closing, all information received from Members and Company prior to the Closing shall be deemed received pursuant to the confidentiality provisions of the Confidentiality Agreement, and Buyer shall comply with the confidentiality provisions of the Confidentiality Agreement with respect to such information.

        (e) Subject to the last paragraph of Section 3.2(b), from the Closing Date through December 31, 2004, Buyer shall:

                (i) maintain records regarding the Business and the Assets in a Division of Buyer or one of its Subsidiaries;

                (ii) conduct the Business of Buyer in a commercially reasonable manner (including discontinuing all or any portion of the Business if it is commercially reasonable to do so);

                (iii) not, in connection with the operation of the Business, except in the ordinary course of business, waive any rights of any substantial value (including, without limitation, in connection with any transaction between the Division, on the one hand, and Buyer and its Subsidiaries on the other hand) unless the full amount of such rights are credited toward the calculation of the Earn-Out Consideration; and

                (iv) exercise the same degree of diligence in collecting accounts receivable relating to the Division that it employs in the collection of its own accounts receivable.

        (f) On or prior to the Closing Date, Buyer shall offer employment to all employees listed on Schedule 6.2(f) on such terms and conditions as determined by Buyer in its sole discretion. Those employees accepting such offer from Buyer are referred to herein as "Transferred Employees." As of the Closing Date, and without any interruption of coverage, Buyer shall provide to each Transferred Employee (i) participation in Employee Benefit Plans of Buyer consistent with that provided similarly situated employees of Buyer, and (ii) credit for service with Company, determined on the Closing Date, for purposes of such participation. Buyer shall waive all pre-existing condition exclusions and actively-at-work requirements and provide that any expenses incurred on or before the Closing Date by a Transferred Employee or a Transferred Employee's covered dependent shall be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.


                                   ARTICLE VII
                              CONDITIONS PRECEDENT

        Section 7.1 Conditions to Obligations of Each Party. The obligations of the parties hereto to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

        (a) Consummation of the transactions contemplated hereby shall not have been restrained, enjoined or otherwise prohibited by any Law, judicial order or arbitral decision. No governmental authority or agency shall have determined that any Law makes illegal the consummation of the transactions contemplated hereby, and no proceeding with respect to the application of any such Law to such effect shall be pending or threatened.

        Section 7.2 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the acquisition of the Units and the other transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by Buyer) on or prior to the Closing Date, of each of the following additional conditions:

        (a) Each of the representations and warranties of Company and Members contained in this Agreement and the other Transaction Documents to which either of them is a party that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date. Company and Members shall each have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and the other Transaction Documents to which either of them is a party to be performed or complied with by it prior to or on the Closing Date.

        (b) Since the date hereof, there shall not have occurred any (i) Material Adverse Effect (including any Material Adverse Effect due to any pending or threatened litigation) on the Business or the Assets; or (ii) material change in the Business, the Assets, any of Company's Commitments (other than its actual completion or progress toward the same), or Company's financial condition, prospects or operations.

        (c) Company have delivered to Buyer a certificate, dated the Closing Date and signed by a duly authorized officer, to the effect of Section 7.2(a) and Section 7.2(b).

        (d) Buyer shall have received from Company a certificate, dated the Closing Date and signed by the secretary or equivalent officer of Company, certifying to each of the following items of Company, which shall be attached thereto: (i) copies of its Articles of Organization, and all amendments thereof to date, certified as of a recent date by the Director of the Department of Commerce and Consumer Affairs of the State of Hawaii; (ii) copies of its Operating Agreement, and all amendments thereof to date; (iii) specimen signatures of its incumbent officers; (iv) certificates of good standing (or local law equivalent) of a recent date, certified by the Secretary of State or other appropriate official of each other state in which it is qualified to do business; and (vi) records of all action taken by Company's members and managers, and committees, which are required to be recorded by applicable Law or the Operating Agreement of the Company, approving the Transaction Documents and the transactions contemplated therein.

        (e) Company and Members shall have filed or supplied, or shall have caused to be filed or supplied, all applications, notifications and information required to be filed or supplied by Company and Members pursuant to applicable Law in connection with this Agreement, the sale and transfer of the Assets pursuant hereto and the consummation of the other transactions contemplated hereby. Company and Members shall have obtained and shall have delivered to Buyer copies of all governmental and non-governmental Consents required to be obtained by Company and Members in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No Consent so obtained shall: (i) have been conditioned upon the modification, cancellation or termination of any Commitment, right, license or permit of Company; (ii) impose on the Business or the Assets after the Closing any condition, provision or requirement not presently imposed upon thereon, or any condition that would be more restrictive after the Closing on the Business or the Assets than the conditions presently imposed thereon; (iii) necessitate the payment of premium or penalty by, or loss of benefit to, Buyer as successor owner of the Business and the Assets or necessitate an increase in tangible net worth of the Assets; or (iv) impose a requirement on Buyer or its Subsidiaries that, in Buyer's reasonable judgment, shall have a Material Adverse Effect on Buyer or its Subsidiaries.

        (f) All limited liability company and other proceedings of Company and Members in connection with this Agreement and the other Transaction Documents to which either of them is a party and the transactions contemplated hereby and thereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Buyer, and Buyer shall have received from Members and Company all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

        (g) Members shall have delivered to Buyer at the Closing all documents, certificates and agreements necessary to transfer to Buyer title to the Assets, free and clear of any and all Liens thereon, which documents, certificates and agreements shall each be in form and substance reasonably satisfactory to Buyer, including (i) a bill of sale, assignment and general conveyance, dated the Closing Date, with respect to the Assets, and (ii) assignment of all Contracts, Intellectual Property, and any other agreements and instruments constituting Assets, dated the Closing Date, assigning all of Company's right, title and interest therein and thereto.

        (h) Company shall have delivered to Buyer certificates of its managers and officers, in form and substance reasonably satisfactory to Buyer, dated the Closing Date, certifying that (i) no claims have been brought or, to such individual's Knowledge, threatened against such individual which would or may give rise to a right to indemnification from Company, and (ii) such individual has no claim against Company (other than for any accrued and unpaid wages).

        (i) Buyer shall have completed to its sole satisfaction its business, financial and legal due diligence investigation of Company, the Business and the Assets, and shall have found, in Buyer's sole discretion, Company's prospects, Business, operations, Assets, Commitments, rights and liabilities, including its liabilities with respect to, and compliance with, Environmental Laws and legal and regulatory requirements, satisfactory; provided, however, that this condition shall be deemed satisfied if this Agreement is not terminated by Buyer prior to November 16, 2001. Without limiting the generality of the foregoing, Buyer shall have received true, complete and correct copies of each Commitment of Company or other document of Company referred to in the Schedules and shall have reviewed and be satisfied with the same.

        (j) John R. Willey, Jr. and Company shall have delivered to Buyer the fully executed Employment Agreement.

        (k)     Members Agent shall have delivered to Buyer the Certification.

        (l) Company and Pickford Realty, Ltd. shall have delivered to Buyer and Buyer shall have approved in its sole discretion written documentation converting the Pickford Contribution from a debt obligation of Company to an equity interest in Company effective as of the Closing.

        (m) The Sublease shall have been amended to provide Buyer with the right to terminate the Sublease without liability on not less than 120 days prior written notice.

        (n) Company and Pickford Realty, Ltd. and/or its Affiliates shall have executed a Technology Outsourcing Agreement and/or other similar agreements (the "Outsource Agreements"), which agreement will incorporate, and supersede and replace, all prior rights and obligations, whether written or oral, of

Company and/or its subsidiaries and Pickford Realty, Ltd. and/or its Affiliates to one another, and shall be fully enforceable in accordance with their terms. The form, terms and conditions of the Outsource Agreements shall be approved by Buyer in its sole discretion.

        (o) Company shall have delivered to Buyer and Buyer shall have approved in its sole discretion a written acknowledgement from Prudential Real Estate Affiliates, Inc. or its successor in interest ("PREA") that (i) the Prime License and Consulting Services Agreement, dated June 19, 1995, as amended (the "Prime License Agreement") has been terminated, (ii) PREA has released Company from any and all liability under the Prime License Agreement and/or any related agreement, including, without limitation, any End User License Agreement ("EULA") issued under the Prime License Agreement, (iii) Company has no remaining obligations under the Prime License Agreement or any EULA, and (iv) PREA has relinquished any and all right title and interest in and to the Prisms software, both object and source code, including all current and prior versions, other than to the extent required to satisfy PREA's existing obligations under any EULA.

        (p) Company shall have delivered to Buyer and Buyer shall have approved in its sole discretion a written acknowledgement from DataQuick Information Systems, Inc. ("DataQuick") releasing Buyer and the Assets from any and all liability under that certain Data File License and Internet Distribution Agreement, dated October 31, 2000, as amended (the "DataQuick Agreement").

        (q) All of the Assets held in any Subsidiary or other Affiliate of Company, including, without limitation, ISDI Technologies, Inc., eWebDesk.com, LLC and ValueYourHome.com, LLC, used in connection with the Business (including certain servers and office equipment currently owned by ISDI Technologies, Inc.), shall be transferred to Company in a manner approved by Buyer.

        Section 7.3 Conditions to Obligations of the Company and Members. The obligation of Company and Members to consummate the transactions contemplated hereby at the Closing shall be subject to the fulfillment (or waiver by Company and Members), on or prior to the Closing Date, of the following additional conditions:

        (a) Each of the representations and warranties of Buyer contained in this Agreement that is qualified as to materiality shall be true and correct and each such representation and warranty that is not so qualified shall be true and correct in all material respects, in each case on the date hereof and at and as of the Closing Date as though made on and as of the Closing Date. Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date. Buyer shall have delivered to Company a certificate, dated the Closing Date and signed by its duly authorized officer, to the foregoing effect.

        (b) Buyer shall have obtained and shall have delivered to Company copies of all governmental and non-governmental Consents required to be obtained by Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

        (c) All corporate proceedings of Buyer in connection with this Agreement and the transactions contemplated hereby, and all documents and instruments incident thereto, shall be reasonably satisfactory in form and substance to Company, and Company shall have received from Buyer all such documents and instruments, or copies thereof, certified if requested, as may be reasonably requested.

        (d) Company shall have received from Buyer an assumption agreement, in form and substance reasonably satisfactory to Company, under which Buyer shall have assumed the Assumed Liabilities.

                                  ARTICLE VIII
                                   TERMINATION

        Section 8.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

        (a)     by the written agreement of Buyer and Company;

        (b) by Buyer, on the one hand, or Company, on the other hand, by notice to the other party, if the Closing shall not have been consummated pursuant hereto by 5:00 p.m. Pacific time on January 31, 2002, provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party in breach of this Agreement;

        (c) by Buyer by notice to Company, if any of the conditions set forth in Section 7.1 or Section 7.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Pacific time on December 31, 2001, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

        (d) by Company by notice to Buyer, if any of the conditions set forth in Section 7.1 or Section 7.3 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. Pacific time on December 31, 2001, unless such failure shall be due to the failure of Company or Members to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

        Section 8.2 Effect of Termination. If this Agreement is terminated pursuant to the provisions of Section 8.1, then this Agreement shall become void and have no effect, without any liability to any Person in respect hereof or of the transactions contemplated hereby on the part of any party hereto, except for any liability resulting from such party's breach of or default under this Agreement.

                                   ARTICLE IX
                                 INDEMNIFICATION

        Section 9.1 Indemnification By Company and Members. Subject to the terms and conditions of this Article IX, Company and Members covenant and agree jointly and severally to defend, indemnify and hold harmless Buyer and its Affiliates (including, after the Closing, Company) and their respective officers, directors, employees, agents, advisers and representatives (collectively, the "Buyer Indemnitees"), from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, liabilities (including Tax liabilities), fines, costs, judgments, penalties or proceedings (whether absolute, accrued, conditional or otherwise and whether or not resulting from third party claims), including out-of-pocket expenses, court costs, consulting fees, expert witness fees and reasonable attorneys' fees and expenses incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder (collectively, "Losses"), resulting from or arising out of:

        (a) any inaccuracy or defect in any representation or warranty of either the Company or Members contained in this Agreement; or

        (b) any breach of any covenant or agreement of Company or Members contained in this Agreement; or

        (c)     the Excluded Assets or the Excluded Liabilities; or

        (d) the Business, the Assets or the Assumed Liabilities prior to the Closing; or

        (e) the business and/or operation (or dissolution) of the Company following the Closing; or

        (f) the employment of the Transferred Employees by Company, its Subsidiaries or their respective Affiliates prior to the Closing and the termination of the Transferred Employees by such entities pursuant to this Agreement.

provided, however, that no claim for indemnification under Section 9.1(a) may be made unless Losses incurred under Sections 9.1(a) shall aggregate $20,000, at which time Company and Members shall indemnify the Buyer Indemnitees for Losses under Section 9.1(a) that are in excess of such $20,000 threshold. There shall be no threshold requirement for indemnification for Losses under Section 9.1(b) through (f). Further, no claim for indemnification may be made after the Expiration Date applicable to such claim. Other than as expressly set forth herein, nothing in this Section 9 shall limit the liability of Company or Members for any breach of any representation, warranty or covenant or any right of Buyer to seek recourse for claims based on fraud. Notwithstanding anything to the contrary in this Section 9.1 or in this Agreement, (i) Pickford Realty, Ltd. shall not be liable to the Buyer Indemnitees for any Losses resulting from or arising out of any inaccuracy or defect in any of the representations or warranties of either the Company or Members set forth in Sections 4.4, 4.6, 4.8, 4.9, 4.10, 4.12, 4.13, 4.15, 4.16, 4.19, 4.20, 4.22, 4.24, 4.25 and 4.28 above, and (ii) the maximum amount of Losses that any Member shall be liable to the Buyer Indemnitees shall not exceed an amount equal to: (A) the aggregate dollar value of the Purchase Price (including the Cash Consideration, the Stock Consideration and the Earn-Out Consideration) received by Company, multiplied by
(B) the percentage ownership interest of Member in Company as of the Closing Date. For purposes of clause (ii)(A) of the preceding sentence, value of the Stock Consideration received by Members shall be based on a price of $7.35 per share.

        Section 9.2 Indemnification By Buyer. Subject to the terms and conditions of this Article IX, Buyer covenants and agrees to defend, indemnify and hold harmless Company from and against any and all Losses resulting from or arising out of:

        (a) any inaccuracy or defect in any representation or warranty of Buyer contained in this Agreement; or

        (b) any breach of any covenant or agreement of Buyer contained in this Agreement; or

        (c)     the Assumed Liabilities following to the Closing; or

        (d) the employment of the Transferred Employees by Buyer or its Subsidiaries following the Closing.

provided, however, that no claim for indemnification under Section 9.2(a) may be made unless Losses incurred under Sections 9.2(a) shall aggregate $20,000, at which time Buyer shall indemnify Company for Losses under Section 9.2(a) that are in excess of such $20,000 threshold. There shall be no threshold requirement for indemnification for Losses under Section 9.2(b). Further, no claim for indemnification may be made after the Expiration Date applicable to such claim.

        Section 9.3     Indemnification Procedures.

        (a) In the case of any claim asserted by a third party against a party entitled to indemnification under this Agreement (each, an "Indemnified Party"), notice shall be given by the Indemnified Party to the party required to provide indemnification (the "Indemnifying Party") as soon as practicable after such

Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnified Party shall permit the Indemnifying Party (at the expense of such Indemnifying Party) to assume the defense of any third party claim or any litigation with a third party resulting therefrom; provided, however, that (i) the counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation shall be subject to the approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed); (ii) the Indemnified Party may participate in such defense at such Indemnified Party's expense (which shall not be subject to reimbursement hereunder except as provided below); and (iii) the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement except and only to the extent that such Indemnifying Party is actually and materially damaged as a result of such failure to give notice. Except with the prior consent of the Indemnified Party, no Indemnifying Party, in the defense of any litigation, shall consent to entry of any judgment or enter into any settlement that provides for injunctive or other nonmonetary relief affecting the Indemnified Party or that does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a general release from any and all liability with respect to such litigation. If the Indemnified Party shall in good faith determine that the conduct of the defense of any claim subject to indemnification hereunder or any proposed settlement of any such claim by the Indemnifying Party might be expected to affect adversely the Indemnified Party's Tax liability or the ability of the Indemnified Party to conduct its business, or that the Indemnified Party may have available to it one or more defenses or counterclaims that are inconsistent with one or more of those that may be available to the Indemnifying Party in respect of such claim or any litigation relating thereto, the Indemnified Party shall have the right at all times to take over and assume control over the defense, settlement, negotiations or litigation relating to any such claim at the sole cost of the Indemnifying Party; provided, however, that if the Indemnified Party does so take over and assume control, the Indemnified Party shall not settle such claim or litigation without the consent of the Indemnifying Party, such consent not to be unreasonably withheld or delayed. If the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified Party shall have the full right to defend against any such claim or demand at the sole cost of the Indemnifying Party and shall be entitled to settle or agree to pay in full such claim or demand. In any event, the Indemnifying Party and the Indemnified Party shall reasonably cooperate in the defense of any third party claim or litigation subject to this Article IX and the records of each shall be reasonably available to the other with respect to such third party defense.

        (b) With respect to any claim for indemnification hereunder which does not involve a third party claim, the Indemnified Party will give the Indemnifying Party notice of such claim. The Indemnifying Party may acknowledge and agree by notice to the Indemnified Party to satisfy such claim within 20 days of receipt of notice of such claim from the Indemnified Party. If the Indemnifying Party shall dispute such claim, the Indemnifying Party shall provide notice of such dispute to the Indemnified Party within such 20-day period, setting forth in reasonable detail the basis of such dispute. Upon receipt of notice of any such dispute, the Indemnified Party and the Indemnifying Party shall use reasonable efforts to resolve such dispute within 30 days of the date such notice of dispute is received. If the Indemnifying Party shall fail to provide notice to the Indemnified Party within 20 days of receipt of notice from the Indemnified Party that the Indemnifying Party either acknowledges and agrees to pay such claim or disputes such claim, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim. Once (i) the Indemnifying Party has acknowledged and agreed to pay any claim pursuant to this
Section 9.3(b); (ii) any dispute under this Section 9.3(b) has been resolved in favor of indemnification by mutual agreement of the Indemnifying Party and the Indemnified Party; or (iii) any dispute under this Section 9.3(b) has been finally resolved in favor of indemnification by court order of any court having jurisdiction over such dispute, then the Indemnifying Party shall pay the amount of such claim to the Indemnified Party within 20 days of the date of acknowledgement or resolution, as the case may be, to such account and in such manner as is designated in writing by the Indemnified Party.

        (c) If a claim for indemnification has been made prior to the Expiration Date, the parties' rights and obligations under this Article IX in respect of such claim shall continue even if the Expiration Date shall occur prior to full resolution of such claim.

        Section 9.4 Expiration of Representations and Warranties, etc. All representations and warranties contained in this Agreement shall survive the Closing; provided, however, that all representations and warranties shall expire at 5:00 p.m. Pacific time on the second (2nd) anniversary of the Closing Date, except with respect to the representations and warranties set forth in Sections 4.4(a), 4.8, 4.19 and 4.20, which shall expire upon the expiration of the relevant statute of limitations (the "Expiration Date").



                                    ARTICLE X
                                 MEMBERS' AGENT

        Section 10.1 Agent of Members; Power of Attorney. In the event of the dissolution of Company following the Closing, and without further act of Company or any Member, Allen H. Sakai, Esq. shall be appointed as agent and attorney-in-fact ("Members' Agent") for each Member, for and on behalf of the Members, to take all actions otherwise applicable to Company under Sections 3.3 , 3.7 and 9 of this Agreement, including without limitation to give and receive notices and communications, to consent to or object to the Annual Determinations under Section 3.3, and to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims under Section 9 and to take all actions necessary or appropriate in the judgment of Members' Agent for the accomplishment of the foregoing. Such agency may be changed by Members from time to time upon not less than ten (10) days prior written notice to Buyer; provided that Members' Agent may not be removed unless holders of a majority interest of the Units as of the date hereof agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Members' Agent may be filled by approval of the holders of a majority in interest of the Units as of the date hereof. No bond shall be required of the Members Agent, and Members' Agent shall not receive compensation for his, her or its services. Notices or communications to or from the Members' Agent shall constitute notice to or from each of Members. Notwithstanding anything to the contrary above, on or prior to the Closing, and without any further act of Company or any Member, Allen H. Sakai, Esq. shall be appointed as agent and attorney in fact for Company and Members for the purpose of receiving and distributing the Cash Consideration in accordance with the Certification and Section 3.2(a) of this Agreement, and such agency may not be changed by Company or Members without the written consent of Buyer, which consent shall not be unreasonably withheld.

        Section 10.2 Liability of Members' Agent. Members' Agent shall not be liable for any act done or omitted hereunder as Members Agent while acting in good faith and pursuant to written instructions from Members representing a majority in interest of all Members. Members shall severally indemnify Members' Agent and hold Members' Agent harmless against any loss, liability or expense incurred by Members' Agent for any act or failure to act by members' Agent pursuant to written instructions from Members representing a majority in interest of all Members and arising out of or in connection with the acceptance or administration of Members' Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by Members' Agent.

        Section 10.3 Binding Effect of Actions of Members' Agent. A decision, act, consent or instruction of Members' Agent shall constitute a decision of all Members and shall be final, binding and conclusive upon each Member, and Buyer may rely upon any such decision, act, consent or instruction of Members' Agent as being the decision, act, consent or instruction of each and every Member. Buyer is hereby relieved from any liability to Members for any acts done by Buyer in accordance with such decision, act, consent or instruction of Members' Agent.


                                   ARTICLE XI
                                  MISCELLANEOUS

        Section 11.1 Expenses. Members shall be responsible for and bear all expenses, costs and fees (including investment banking, attorneys' and auditors' fees, any broker's or finder's fees, and any other expenses) incurred at any time by Members or Company in connection with pursuing or consummating the transactions contemplated hereby, including the preparation, execution and delivery of this Agreement and the other Transaction Documents and compliance herewith and therewith, whether or not the transactions contemplated hereby shall be consummated. Buyer shall bear such expenses, costs and fees incurred by it.

        Section 11.2 Severability. If any provision of this Agreement, including any phrase, sentence, clause, Section or subsection is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatsoever.

        Section 11.3 Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be (a) delivered personally;
(b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid; (c) sent by nationally recognized next-day or overnight mail or delivery; or (d) sent by facsimile transmission, provided that the original copy thereof also is sent by certified or registered mail.

                (i)     if to Buyer, to:

                        Fidelity National Information Solutions, Inc. 4050 Calle Real, Suite 200
                        Santa Barbara, CA 93110
                        Attn:  Eric Swenson, President

                (ii)    if to Members, to:

                        ISDI.Technologies, Inc.
                        1600 Kapiolani Blvd., Suite 100
                        Honolulu, Hawaii 96814
                        Attn:  Mr. John R. Willey, Jr.

                        And to:

                        Pickford Realty, Ltd.
                        12544 High Bluff Drive, Suite 420
                        San Diego, CA 92310
                        Attn: Ms. Nyda Jones-Church
                        Telecopier: (858) 792-1053

                (iii)   if to Company, to:

                        ISDI.Net, LLC
                        1600 Kapiolani Blvd., Suite 1100
                        Honolulu, Hawaii 96814
                        Attn:  Mr. John R. Willey, Jr.

or, in each case, at such other address as may be specified in a written notice sent in accordance with the provisions of this Section 11.3 to the other parties hereto. All notices shall be deemed effective and given upon receipt; provided, however, that if any facsimile notice is received after 5:00 P.M. local time at the place of receipt, it shall be deemed to have been given as of the next following Business Day.

        Section 11.4 Attorneys' Fees. If any party hereto initiates any legal action arising out of or in connection with this Agreement, the prevailing party shall be entitled to recover from the other party all reasonable attorneys' fees, expert witness fees and expenses incurred by the prevailing party in connection therewith (including fees and expenses incurred to prosecute any appeal or to enforce any judgment). This Section 10.4 shall not be deemed merged into any judgment rendered on this Agreement.

        Section 11.5 Liability for Transfer Taxes. Company shall be responsible for and pay in a timely manner all sales, use, value added, documentary, stamp, gross receipts, registration, transfer, conveyance, excise, recording, license and other similar taxes and fees, if any, arising out of or in connection with or attributable to the transfer of the Assets effected pursuant to this Agreement.

        Section 11.6 Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

        Section 11.7 Entire Agreement. This Agreement (including the Schedules and Exhibits attached hereto) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between or among the parties with respect to the subject matter hereof except the confidentiality provisions set forth in the Confidentiality Agreement.

        Section 11.8 Counterparts. This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

        Section 11.9 Governing Law, Etc. This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal Laws of the State of Delaware giving effect to the conflict of laws rules thereof.

        Section 11.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and its respective heirs, successors and permitted assigns.

        Section 11.11 Assignment. This Agreement shall not be assignable or otherwise transferable by any party hereto without the prior written consent of the other parties hereto.

        Section 11.12   No Third Party Beneficiaries. Except as provided in
Article IX with respect to indemnification of Indemnified Parties hereunder, nothing in this Agreement shall confer any rights upon any Person other than the parties hereto and its respective heirs, legal representatives, successors and permitted assigns.

        Section 11.13 Amendment; Waivers, etc. No discharge of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. No amendment or modification of this Agreement shall be effective unless in a writing executed by all the parties hereto.

        Section 11.14 Acknowledgment. Company and Members on one hand, and Buyer, on the other hand, each acknowledges that the representations, warranties, agreements and covenants contained in this Agreement and in any document, instrument or certificate delivered pursuant hereto or in connection herewith shall not be deemed waived or otherwise affected by or as a result of any investigation by the other.

                         [SIGNATURES ON FOLLOWING PAGE]

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

"COMPANY"

ISDI.NET, LLC, a Hawaii limited liability               ACCEPTED AND AGREED AS TO
company                                                 SECTION 6.1(h) AND (m) ONLY:



                                                        ----------------------------------
By:                                                     John R. Willey, Jr., an individual
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------


"MEMBERS"

ISDI TECHNOLOGIES, INC., a Hawaii
corporation


By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------


PICKFORD REALTY, LTD., a California
limited partnership


By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------



----------------------------------------
William Dannheim, an individual

"BUYER"

FIDELITY NATIONAL INFORMATION
SOLUTIONS, INC., a Delaware corporation


By:
   -------------------------------------
Name:
     -----------------------------------
Title:
      ----------------------------------

                                    Schedules

2.1(a)         List of Assumed Contracts
3.4(a)         List of Assumed Trade Accounts Payable
2.8            Allocation of Purchase Price Among Members
4.1            Ownership and Foreign Jurisdictions
4.2            Capitalization
4.3            Acts & Proceedings
4.4            Compliance with Laws
4.6            Financial Statements
4.6(a)         Liabilities not in Financial Statements
4.7            Material Agreements
4.8            Tax Returns
4.9            Intellectual Property
4.9(b)         Intellectual Property Liens
4.9(c)         Third Party Intellectual Property Commitments
4.9(d)         Intellectual Property Litigation
4.9(e)         Intellectual Property Licenses
4.9(f)         Deficiencies in Intellectual Property
4.9(j)         Computer Software
4.9(k)         Assignment of Intellectual Property Rights
4.9(l)         Confidential Intellectual Property Information
4.10           Insurance Policies
4.11           Litigation
4.12           Licenses and Permits
4.14           Brokers and Finders
4.15           No Adverse Change
4.16           Title to and Condition of Properties
4.17           Transactions with Affiliates
4.20           Employee Benefit Plans
4.20(e)        Non-qualified Plans
4.21           Product and Services Claims
4.22           Labor Matters
4.23           Customers, Underwriters and Suppliers
4.25           Bank Accounts and Powers of Attorney
5.2            Buyer's Corporate Acts and Proceedings
5.3            Buyer's Compliance with Laws
6.1(h)         Description of Existing Business of ISDI Technologies, Inc.
6.2(f)         List of Transferred Employees